EXHIBIT 10.1

FIFTH AMENDED AND RESTATED
RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of December 22, 2021

by and among

SIT FUNDING CORPORATION,

as Borrower,

TD SYNNEX CORPORATION,

as Servicer,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders and Managing Agents,

The Toronto-Dominion Bank,

as a Lender and as Administrative Agent

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Page

ARTICLE I.	DEFINITIONS AND INTERPRETATION1
Section 1.01.	Definitions1
Section 1.02.	Rules of Construction1
Section 1.03.	Amendment and Restatement2
ARTICLE II.	AMOUNTS AND TERMS OF ADVANCES2
Section 2.01.	Advances2
Section 2.02.	Optional Changes in Facility Limit3
Section 2.03.	Procedures for Making Advances7
Section 2.04.	Pledge and Release of Transferred Receivables9
Section 2.05.	Facility Termination Date10
Section 2.06.	Interest, Charges10
Section 2.07.	Fees10
Section 2.08.	Application of Collections; Time and Method of Payments11
Section 2.09.	Capital Requirements; Additional Costs14
Section 2.10.	Breakage Costs17
Section 2.11.	Benchmark Replacement Setting17
Section 2.12.	Defaulting Lenders20
ARTICLE III.	CONDITIONS PRECEDENT20
Section 3.01.	Conditions to Effectiveness of Agreement20
Section 3.02.	Conditions Precedent to All Advances22
Section 3.03.	Conditions Precedent to All Releases23
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES23
Section 4.01.	Representations and Warranties of the Borrower23
Section 4.02.	Representations and Warranties of the Servicer34
ARTICLE V.	GENERAL COVENANTS OF THE BORROWER AND THE SERVICER34
Section 5.01.	Affirmative Covenants of the Borrower34
Section 5.02.	Reporting Requirements of the Borrower37
Section 5.03.	Negative Covenants of the Borrower37
Section 5.04.	Supplemental Disclosure40

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(continued)

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Section 5.05.	Tax Covenant of the Servicer41
ARTICLE VI.	ACCOUNTS41
Section 6.01.	Establishment of Accounts41
ARTICLE VII.	GRANT OF SECURITY INTERESTS44
Section 7.01.	Borrower’s Grant of Security Interest44
Section 7.02.	Borrower’s Agreements46
Section 7.03.	Delivery of Collateral46
Section 7.04.	Borrower Remains Liable46
Section 7.05.	Covenants of the Borrower Regarding the Borrower Collateral47
ARTICLE VIII.	TERMINATION EVENTS49
Section 8.01.	Termination Events50
ARTICLE IX.	REMEDIES53
Section 9.01.	Actions Upon Termination Event53
Section 9.02.	Exercise of Remedies55
Section 9.03.	Power of Attorney55
Section 9.04.	Continuing Security Interest56
ARTICLE X.	INDEMNIFICATION56
Section 10.01.	Indemnities by the Borrower56
ARTICLE XI.	ADMINISTRATIVE AGENT58
Section 11.01.	Appointment and Authorization58
Section 11.02.	Delegation of Duties58
Section 11.03.	Liability of Administrative Agent and Managing Agents58
Section 11.04.	Reliance by the Administrative Agent and the Managing Agents59
Section 11.05.	Notice of Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event59
Section 11.06.	Credit Decision; Disclosure of Information60
Section 11.07.	Indemnification60
Section 11.08.	Individual Capacity61
Section 11.09.	Resignation61

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(continued)

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Section 11.10.	Payments by the Administrative Agent and the Managing Agents62
Section 11.11.	Setoff and Sharing of Payments62
Section 11.12.	Erroneous Payments62
ARTICLE XII.	MISCELLANEOUS65
Section 12.01.	Notices65
Section 12.02.	Binding Effect; Assignability66
Section 12.03.	Termination; Survival of Borrower Obligations Upon Facility Termination Date70
Section 12.04.	Costs, Expenses and Taxes70
Section 12.05.	Confidentiality72
Section 12.06.	Complete Agreement; Modification of Agreement73
Section 12.07.	Amendments and Waivers73
Section 12.08.	No Waiver; Remedies75
Section 12.09.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL75
Section 12.10.	Counterparts77
Section 12.11.	Severability77
Section 12.12.	Section Titles77
Section 12.13.	Further Assurances77
Section 12.14.	No Proceedings78
Section 12.15.	Limitation on Payments78
Section 12.16.	Limited Recourse78
Section 12.17.	Agreement Not to Petition79
Section 12.18.	USA Patriot Act and Beneficial Ownership Rule79
Section 12.19.	Acknowledgement Regarding Any Supported QFCs79
Section 12.20.	Post-Closing Covenants80
Section 12.21.	Rebalancing81
ARTICLE XIII.	EXTENSIONS AND RELACEMENT OF LENDERS82
Section 13.01.	Extension of Final Advance Date; Non-Renewing Committed Lenders82

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(continued)

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Section 13.02.	Replacement of Lenders82
ARTICLE XIV.	EUROPEAN PROVISIONS84
Section 14.01.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions84
Section 14.02.	Securitisation Regulations; Information85

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EXHIBITS

Exhibit 2.01(a)(ii)Form of Revolving Note

Exhibit 2.02(a)Form of Facility Limit Reduction Notice

Exhibit 2.02(b)Form of Facility Termination Notice

Exhibit 2.02(c)(i)Form of Facility Limit Increase Notice

Exhibit 2.02(c)(viii)Form of Accordion Confirmation

Exhibit 2.03(a)Form of Borrowing Request

Exhibit 2.03(h)Form of Repayment Notice

Exhibit 5.02(b)Form of Borrowing Base Certificate

Exhibit 9.03Form of Power of Attorney

Exhibit 12.02(b)Form of Assignment Agreement

Exhibit ACredit and Collection Policy

Schedule 1.01Commitments

Schedule 4.01(b)Jurisdiction of Organization/Organizational Number; Executive
Offices; Collateral Locations; Corporate or Other Names

Schedule 4.01(q)Accounts

Schedule 5.01(b)Trade Names/Borrower

Schedule 5.03(b)Existing Liens

Schedule 12.01Notice Information

Schedule 12.21Rebalancing

Annex 5.02(a)Reporting Requirements of the Borrower (including Forms of
Monthly Report, Weekly Report and Daily Report)

Annex WAdministrative Agent’s Account/Lenders’ Accounts

Annex XDefinitions and Interpretations

Annex Y[Reserved]

Annex ZSpecial Obligor Approval Notice

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THIS FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) (a) is entered into as of December 22, 2021 by and among SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), TD SYNNEX CORPORATION, a Delaware corporation (the “Parent”), in its capacity as servicer (in such capacity, the “Servicer”), The Toronto-Dominion Bank (in its individual capacity, “TD”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), the Committed Lenders and Discretionary Lenders from time to time party hereto (collectively, the “Lenders”), the Administrators from time to time party hereto (the “Administrators”) and the Managing Agents from time to time party hereto (the “Managing Agents”), and (b) amends and restates that certain Fourth Amended and Restated Receivables Funding and Administration Agreement, dated as of November 12, 2010, among the Borrower, as borrower, the financial institutions signatory thereto as lenders and managing agents, and MUFG Bank, Ltd. (“MUFG”), as a lender, and as administrative agent (as heretofore amended, restated, supplemented and modified, the “Existing Receivables Funding Agreement”).

RECITALS

A.	The Borrower is a special purpose corporation, the sole shareholder of which is Parent.
B.	The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.
C.

The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances from time to time, as described herein.

D.The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01.Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

Section 1.02.Rules of Construction.  For purposes of this Agreement, the rules of construction set forth in Annex X shall govern.  All Appendices hereto, or expressly identified to

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this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

Section 1.03.Amendment and Restatement.  Upon the satisfaction or waiver of the conditions precedent set forth herein, (a) the terms and provisions of the Existing Receivables Funding Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the Existing Receivables Funding Agreement in any of the Related Documents or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Existing Receivables Funding Agreement or the obligations and liabilities existing thereunder, (c) the commitment of each “Committed Purchaser” (as defined in the Existing Receivables Funding Agreement) that is a party to the Existing Receivables Funding Agreement shall, on the Effective Date, automatically be deemed restated or terminated and the only Commitments shall be those hereunder, (d) with respect to any date or time period occurring and ending prior to the Effective Date, the rights and obligations of the parties to the Existing Receivables Funding Agreement shall be governed by the Existing Receivables Funding Agreement and the other Related Documents (as defined therein), and (e) with respect to any date or time period occurring and ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).

ARTICLE II.

AMOUNTS AND TERMS OF ADVANCES

Section 2.01.Advances.

(a)Advances.  (i)  From and after the Effective Date and until the Facility Termination Date and subject to the terms and conditions hereof, each Lender (other than the Discretionary Lenders) severally agrees to make its Pro Rata Share of advances (each such advance hereunder, an “Advance”) to the Borrower from time to time, subject to Section 2.01(c).  The Outstanding Principal Amount of all Advances shall not at any time exceed the Facility Limit and the Outstanding Principal Amount of Advances made by each Lender shall not exceed such Lender’s Pro Rata Share of the Facility Limit.  The Outstanding Principal Amount of Advances made by each Lender Group shall not exceed the aggregate Pro Rata Share (of the Committed Lenders in such Lender Group) of the Facility Limit.  Except to the extent provided in Section 2.06(c), no Lender shall make any Advances if, after giving effect thereto, a Funding Excess would exist.  The Borrower may from time to time borrow, repay and reborrow Advances hereunder on the terms and conditions set forth herein.

(i)The Borrower shall execute and deliver to each Lender that makes a request therefor, a note to evidence the Advances which may be made hereunder from time to time by such Lender.  Each such note shall be (x) in the principal amount of the Pro Rata Share of the Facility Limit of the applicable Lender (or, in the case of a Discretionary Lender, in the principal amount of the aggregate Pro Rata Share (of the Committed Lenders in such Discretionary Lender’s Lender Group) of the Facility Limit), (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit

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2.01(a)(ii) (each, a “Revolving Note”).  Each Revolving Note shall represent the obligation of the Borrower to pay the amount of the applicable Lender’s portion of the aggregate Outstanding Principal Amount made to the Borrower, together with interest thereon as prescribed in Section 2.06.  The Outstanding Principal Amount of Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.

(b)Reserved.

(c)Discretionary Lenders.  Notwithstanding anything in this Agreement or any Related Document to the contrary, no Discretionary Lender shall have any commitment hereunder and may fund Advances hereunder solely in its own discretion.  If a Discretionary Lender does not elect to fund an Advance, the related Committed Lenders in such Discretionary Lender’s Lender Group shall fund in its stead subject to the conditions set forth herein.  While it is the intent of each Discretionary Lender to fund each requested Advance through the issuance of Commercial Paper, the parties acknowledge that if any such Discretionary Lender is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of the Advances, or is unable to repay such Commercial Paper upon the maturity thereof, such Discretionary Lender may put all or any portion of its Advances to its Program Support Providers at any time pursuant to the Program Support Agreement or to its Committed Lenders pursuant to Article XIII.

Section 2.02.Optional Changes in Facility Limit.

(a)Partial Reduction of Facility Limit.  So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, permanently reduce in part the Facility Limit; provided that (i) the Borrower shall give ten Business Days’ prior written notice of any such reduction to the Administrative Agent addressed to the Administrative Agent and each Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent) substantially in the form of Exhibit 2.02(a) (each such notice, a “Facility Limit Reduction Notice”), (ii) any such partial reduction of the Facility Limit shall be in a minimum amount of $5,000,000 or an integral multiple thereof, and (iii) no such partial reduction shall reduce the Facility Limit below the greater of (x) the Outstanding Principal Amount at such time and (y) $1,000,000,000.  Any such partial reduction in the Facility Limit shall result in a reduction in each Committed Lender’s Commitment in an amount equal to such Committed Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced.  Notwithstanding the foregoing, any such reduction at any time that an Accordion Commitment is in effect shall be deemed to first, temporarily reduce the Accordion Facility Limit then in effect by reducing the Accordion Commitment of each Lender Group with an Accordion Commitment in an amount equal to such Lender Group’s Accordion Pro Rata Share of the amount by which the Accordion Facility Limit is being reduced until such Accordion Facility Limit equals $0 and second, permanently reduce the Non-Accordion Facility Limit then in effect by reducing each Committed Lender’s Commitment in accordance with this clause (a).

(b)Facility Termination.  The Borrower may, at any time, on at least 30 days’ prior written notice by the Borrower to the Administrative Agent addressed to the Administrative

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Agent and each Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent), terminate the facility provided in this Article II by irrevocably reducing the Facility Limit to zero; provided that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Facility Termination Notice”), (ii) the Borrower shall reduce the aggregate outstanding amount of Advances to zero, and make all payments required by Section 2.03(h) at the time and in the manner specified therein and (iii) the Borrower shall pay any amounts owed under Section 2.02(d) in connection therewith.  Upon such termination, the Borrower’s right to request that any Lender make Advances hereunder shall in each case simultaneously terminate and the Facility Termination Date shall automatically occur.

(c)Increases to Facility Limit.  (i) So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, once per quarter, during any calendar quarter of each year request that one or more Lender Groups increase their respective Commitments then in effect; provided that (A) the Borrower shall submit such request to the Administrative Agent and each Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent) of the Lender Group being requested to increase its Commitment substantially in the form of Exhibit 2.02(c)(i) (each such request, a “Facility Limit Increase Request”), (B) each Facility Limit Increase Request shall specify (1) the date on which the Borrower requests an increase to the Facility Limit of each applicable Lender Group, which date may not be earlier than ten Business Days from the date each Facility Limit Increase Request is delivered to the Administrative Agent and addressed to the Administrative Agent and each applicable Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent) (each such date, a “Facility Limit Increase Date”), (2) the amount of any such increase of the Facility Limit, which shall be in a minimum amount of $25,000,000 or an integral multiple thereof, and (3) the name of each Lender Group to which such request is being made, provided that if the requested increase is greater than $25,000,000, the request shall be deemed to have been made to each Lender Group ratably according to each Lender's Pro Rata Share of the Non-Accordion Facility Limit; provided further that no Lender Group shall be offered a $25,000,000 increase more than once in any three consecutive quarters during which such an increase is requested unless each other Managing Agent (on behalf of each other related Lender Group) has refused to consent to such Facility Limit Increase Request and (C) after giving effect to any such increase, the Facility Limit shall not exceed the sum of (1) the Non-Accordion Facility Limit then in effect and (2) $150,000,000, without the prior written consent of all Managing Agents.

(ii)Each Managing Agent (on behalf of its related Lender Group) shall, in its sole discretion, make a determination whether or not to grant any request to increase its Lender Group’s Commitment under this clause (c) and shall notify the Borrower and the Administrative Agent in writing of such determination on or before the requested Facility Limit Increase Date; provided that if any Managing Agent fails to so notify the Administrative Agent, the Lenders in its Lender Group shall be deemed to have refused to consent to such Facility Limit Increase Request.

(iii)The Borrower’s request for the increases in the respective Commitments of the Lender Groups shall be ratable with respect to each such Lender Group (according to the then existing Commitments of all such Lender Groups) in respect of any Facility Limit Increase Request greater than $25,000,000, and if Lender Groups

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holding less than 100% of the aggregate Commitments of all Lender Groups consent to such increase in their respective Commitment, the Borrower may request further increases in the Commitments of the Lender Groups who have consented (any such Lender Group, an “Increasing Lender Group”) (by written notice to the Managing Agents for the Increasing Lender Groups), on a ratable basis (based on the then existing Commitments of all such Increasing Lender Groups), unless otherwise consented to in writing by all of the Managing Agents for such Increasing Lender Groups and at the sole discretion of the Managing Agents for each such Increasing Lender Group.

(iv)Notwithstanding anything herein to the contrary, (A) to the extent that the Outstanding Principal Amount of all Advances is at any time equal to or less than the Non-Accordion Facility Limit, all Advances shall be made during such time ratably according to each Lender’s Pro Rata Share of the Non-Accordion Facility Limit prior to giving effect to any increases under this clause (c) and (B) so long as the Outstanding Principal Amount of all Advances is greater than the Non-Accordion Facility Limit, all Advances with respect to the Accordion Facility Limit shall be made ratably according to each Lender’s Accordion Pro Rata Share of the Accordion Facility Limit.

(v)On any date of determination, if the aggregate Accordion Advanced Amount is greater than zero after giving effect to any reduction pursuant to clause (a), the Borrower shall immediately pay to each Managing Agent of an Increasing Lender Group, for the benefit of the related Lenders, an amount to be applied to reduce such Lender’s Accordion Advanced Amount (ratably, according to each such Lender’s Accordion Advanced Amount), such that after giving effect to such payment, the aggregate Accordion Advanced Amount does not exceed the Accordion Facility Limit then in effect.

(vi)The Borrower’s request for the increases with respect to Commitments of any single Lender Group in respect of any Facility Limit Increase Request for $25,000,000 shall be a non-pro rata increase to the Commitment of such Lender Group if such Lender Group consents to such request.

(vii)The Accordion Facility Limit may be increased in accordance with this clause (c) and subsequently reduced in accordance with clause (a) above, in each case, subject to the minimum and maximum amounts, timeframes and limits set forth herein and therein.

(viii)The Borrower shall (and shall cause the Servicer to) deliver all documents, instruments, reports, opinions and agreements as the Administrative Agent and any Managing Agent may reasonably request in connection with making a determination as to whether or not to grant any request under this clause (c), including, on or prior to the effectiveness of any increase pursuant to this clause (c), a confirmation regarding such increase for each Increasing Lender Group, substantially in the form of Exhibit 2.02(c)(viii) (each, an “Accordion Confirmation”) and executed by the Borrower, the Servicer, the Administrative Agent and the Managing Agent for each such Increasing Lender Group, an executed copy of which shall be circulated to each Managing Agent by the Administrative Agent.

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(d)Notices.  Each Facility Termination Notice and Facility Limit Reduction Notice shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Managing Agents not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Managing Agents after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received).  Each Facility Termination Notice or Facility Limit Reduction Notice shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Facility Limit.

(e)Increase in Non-Accordion Facility Limit.

(i)So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may request that one or more Lender Groups increase their respective Commitments then in effect; provided that (A) the Borrower shall submit such request to the Administrative Agent and each Managing Agent of the Lender Group being requested to increase its Commitment and such request shall specify (1) the date on which the Borrower requests an increase to the Non-Accordion Facility Limit of each applicable Lender Group, which date may not be earlier than ten Business Days from the date such request is delivered to the applicable Managing Agent, (2) the amount of any such increase of the Non-Accordion Facility Limit and (3) the name of each Lender Group to which such request is being made, and (B) after giving effect to any such increase, the Non-Accordion Facility Limit shall not exceed $2,500,000,000.

(ii)Each Managing Agent (on behalf of its related Lender Group) shall, in its sole discretion, make a determination whether or not to grant any request to increase its Lender Group’s Commitment under this clause (e) and shall notify the Borrower and the Administrative Agent in writing of such determination on or before the requested date of such increase; provided that if any Managing Agent fails to so notify the Administrative Agent, the Lenders in its Lender Group shall be deemed to have refused to consent to such increase request.

(iii)The Borrower shall pay all fees payable to each Lender that is increasing its Commitment pursuant to clauses (i) and (ii) above in accordance with the Fee Letter.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may in its sole and absolute discretion, unconditionally and without cause, decline to increase its Commitment.

Upon the effectiveness of any increase pursuant to this clause (e), the Administrative Agent will reallocate the outstanding Advances hereunder such that, after giving effect thereto, the ratio of each Lender’s share of outstanding Advances to its share of Commitments will be such Lender’s Pro Rata Share (after giving effect to the increase in the Aggregate Commitment pursuant to this clause (e)).  In connection with any such reallocation of the outstanding Advances, (x) the Administrative Agent will give advance

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notice to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (y) the applicable Lender or Lenders will fund such amounts up to their respective shares of the Advances being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Advances.  In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrower shall pay all interest due on the amount repaid to the date of repayment on the immediately following Settlement Date.

Section 2.03.Procedures for Making Advances.

(a)Borrowing Requests.  Except as provided in Section 2.06(c), each Borrowing shall be made upon notice by the Borrower to the Administrative Agent and each Managing Agent in the manner provided herein.  Any such notice must be in writing and received no later than (i) if the amount of the requested Borrowing does not exceed $500,000,000, 11:00 a.m. (New York time) on the Business Day of the proposed Advance Date set forth therein (such Borrowing, a “Same-Day Borrowing”) or (ii) otherwise, 3:00 p.m. (New York time) on the Business Day preceding the Business Day of the proposed Advance Date set forth therein.  Each such notice (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess of $1,000,000) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent.  No more than one Borrowing Request shall be permitted to be outstanding at any time for a Same-Day Borrowing.  Each Borrowing Request shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender, either directly or indirectly (including, in the case of any Conduit Lender, through a Program Support Agreement) as a result of any failure by the Borrower to complete such borrowing, including any loss (including loss of profit) or expense incurred by the Administrative Agent, any Managing Agent or any Lender, either directly or indirectly (including, in the case of any Conduit Lender, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Lender (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such borrowing.

(b)Advances; Payments.  The applicable Lenders shall make the amount of such applicable Advance available to the Administrative Agent in same day funds by wire transfer to the Agent Account not later than 3:00 p.m. (New York time) on the requested Advance Date.  After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof, the Administrative Agent shall make available to the Borrower by deposit into the Borrower Account on the Advance Date therefor, the amount of the requested Borrowing.

(c)Availability of Lenders’ Advances.  The Administrative Agent may assume that each Lender will make its Pro Rata Share of each Borrowing of Advances available to the Administrative Agent on each Advance Date.  If and to the extent the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but

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such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to the sum of (x) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the LMIR Rate plus the rate used to compute the Program Fee, plus (y) any additional charges, costs or expenses of the Administrative Agent in connection therewith, including any internally assessed charges, costs or expenses.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute principal of such Lender’s Advance.  If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute repayment in full of such amount in lieu of any and all other interest or fees that would have been due thereon had such Lender not failed to pay such amount or make available its Pro Rata Share of such Borrowing.  Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to take any action that would prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(d)Return of Payments. (i)  If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(i)If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(e)Non-Funding Lenders.  The failure of any Lender (each such Lender, a “Non-Funding Lender”) to make any Advance required to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Advance required to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made by such Non-Funding Lender.

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(f)[Reserved].

(g)[Reserved].

(h)Principal Repayments.  The Borrower may repay outstanding Advances hereunder in part on any Settlement Date or in full at any time; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice (provided that same day written notice shall be permitted if the aggregate outstanding Advances being repaid does not exceed $500,000,000) of any such repayment to the Administrative Agent (with a copy to each Managing Agent) substantially in the form of Exhibit 2.03(h) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), (iv) any such repayment shall be applied to the outstanding Advances, (v) each such repayment shall be deposited in the Agent Account and (vi) any such repayment must be accompanied by payment of (A) all interest accrued and unpaid on the portion of the outstanding principal balance of the Advances to be repaid through but excluding the date of such repayment and (B) the amounts required to be paid in accordance with Section 2.10, if any. Any such notice of repayment must be received by the Administrative Agent no later than 3:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment (or no later than 11:00 a.m. (New York time) with respect to any same day repayment); provided further that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.

Section 2.04.Pledge and Release of Transferred Receivables.

(a)Pledge.  The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables for the benefit of the Secured Parties.  The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Secured Parties in accordance with their interests hereunder.  The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of the Secured Parties) benefit only.

(b)Repurchases of Transferred Receivables.  If an Originator is required (or permitted) to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to the applicable Concentration Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Outstanding Balance of such Transferred Receivable), the Administrative Agent on behalf of the Secured Parties shall release their liens on and security interests in the Transferred Receivables being so repurchased.

Section 2.05.Facility Termination Date.  Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Facility Termination Date.

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Section 2.06.Interest, Charges.

(a)From time to time, for purposes of determining the Interest Periods applicable to the different portions of the Outstanding Principal Amount funded by its Lender Group and of calculating Yield with respect thereto, each Managing Agent shall allocate the Outstanding Principal Amount allocable to its Lender Group to one or more tranches (each a “Portion of Advances”). At any time, each Portion of Advances shall have only one Interest Period and one Rate Type.

(b)All outstanding Borrower Obligations shall bear interest at the Default Rate from the date of any Termination Event until such Termination Event is waived.

(c)The Administrative Agent (acting at the direction of the Requisite Lenders) is authorized to charge to the Borrower as Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.

Section 2.07.Fees.

(a)On the Closing Date, the Borrower shall pay to the Agent Account, for the account of the Administrative Agent and the Lenders, as applicable, the fees set forth in the Fee Letter that are payable on the Closing Date.

(b)From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on each Settlement Date, the Facility Fee and the Program Fee by depositing such Facility Fee and Program Fee in the Agent Account.  All computations of per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(c)On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.

Section 2.08.Application of Collections; Time and Method of Payments.

(a)Each Advance shall mature, and be payable, on the earlier of (i) the date funds are allocated to such Advance pursuant to clause (iv)(A), (v) or (vi) of subsection (c) below (and in such case only to the extent of the funds so allocated), and (ii) the Facility Termination Date (in which case such Advance shall be payable in full).

(b)[Reserved].

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(c)The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent during a Ratings Period or following the occurrence and continuation of a Termination Event or Event of Servicer Termination, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Transferred Receivables that are received by the Servicer or the Borrower or received in any Lockbox or any Account; provided, however, that so long as each of the conditions precedent set forth in Section 3.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Sale Agreement or (ii) amounts owing by the Borrower to the Originators under the Subordinated Notes (each such release, a “Release”).  On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall distribute such Collections in the following order of priority:

(i)first, to the Agent Account, to the extent then due and payable, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii)second, to the Agent Account, to the payment of accrued and unpaid Yield which is then due and payable in respect of the applicable Advances, pro rata based upon amounts due;

(iii)third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;

(iv)fourth, to the Agent Account, to be paid (A) first, if required pursuant to Section 2.02(c)(v), in an amount sufficient to reduce the aggregate Accordion Advanced Amount (ratably according to each Lender’s Accordion Advanced Amount, if any) until such amount is reduced to zero and (B) second, in an amount equal to all outstanding Advances (ratably according to each Lender’s outstanding Advances, if any) which are then due and payable;

(v)fifth, to the extent that a Funding Excess exists, to the Agent Account, in payment of a portion of the Outstanding Principal Amount at such time, in an aggregate amount equal to the amount necessary to reduce the Funding Excess to zero ($0), together with amounts payable with respect thereto under Section 2.10, if any, (ratably according to each Lender’s outstanding Advances, if any);

(vi)sixth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the Agent Account, to the payment of the Outstanding Principal Amount of all other Advances, together with amounts payable with respect thereto under Section 2.10, if any, pro rata;

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(vii)seventh, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including the expenses of the Lenders reimbursable under Section 12.04; and

(viii)eighth, to be paid to the Borrower.

(d)If and to the extent a Funding Excess exists on any Business Day, the Borrower (or the Servicer on its behalf) shall deposit an amount equal to the amount of such Funding Excess in the Agent Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent, in immediate repayment of the outstanding amount of Advances (together with amounts payable with respect thereto under Section 2.10).

(e)The Borrower and the Servicer hereby irrevocably waive the right to direct the application of any and all payments received from or on behalf of the Borrower or the Servicer, and each of the Borrower and the Servicer hereby irrevocably agree that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.

(f)All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds.  Any such payment becoming due on a day other than a Business Day shall be payable on the next succeeding Business Day.  Payments received at or prior to 1:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day.  Payments received after 1:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(g)Any and all payments by the Borrower hereunder and under any Related Document  shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, duties, assessments, fees, Charges or withholdings (including any interest, additions to tax or penalties applicable thereto) (such taxes, levies, imposts, deductions, duties, etc. being “Taxes”), excluding (i) any such Taxes imposed on or measured by the net income, branch profits, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized, tax resident or doing business or, in each case, by any political subdivisions thereof, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Affected Party acquires such interest in the Loan or Commitment or (y) such Affected Party changes its lending office, except in each case to the extent that, pursuant to this section, amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became a party hereto or to such Affected Party immediately before it changed its lending office, (iii) any withholding Taxes imposed under FATCA and (iv) any Taxes attributable to such Affected Party’s failure to comply with Section 2.08(h)   (such non-excluded Taxes being “Indemnified Taxes”).  If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as much as shall be necessary so that after making all required deductions or

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withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing or other authority in accordance with applicable law.  Within 30 days after the date of any payment of Taxes pursuant to this Section 2.08, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.  The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) payable or paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

(h)Any Affected Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Related Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Affected Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Affected Party is subject to backup withholding or information reporting requirements. Furthermore, if a payment made to an Affected Party under any Related Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for these purposes, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Affected Party agrees that if any form or certification it previously delivered pursuant to this Section 2.08(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)The Administrative Agent shall provide the Borrower an IRS Form W-9, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, with respect to income it is receiving for its own account, and an IRS Form W-9 or IRS Form W-8IMY with respect to amounts payable to it for the account of others at the closing and upon the reasonable request of the Borrower.

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(j)The Servicer hereby agrees to indemnify and hold harmless each Affected Party and the Administrative Agent from and against any and all losses arising from a failure to timely receive the Outstanding Principal Amount along with Yield and Fees on the Advances to the extent caused by any income tax imposed on or payable by Borrower.

(k)Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

Section 2.09.Capital Requirements; Additional Costs.

(a)Capital Requirements.  If any Affected Party shall have determined that, after the date hereof, the adoption or implementation of or any change in any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order or in the administration, interpretation, implementation or application thereof by any Governmental Authority regarding capital adequacy, reserve or liquidity requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve or liquidity requirements or similar requirements (whether or not having the force of law) from any central bank or other Official Body increases or would have the effect of increasing the amount of capital, liquidity, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Related Document or Program Support Agreement and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder (each, an “Increased Capital Rate of Return Reduction Event”), then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Base Rate.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.  For the avoidance of doubt, (i) all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, shall constitute an adoption, change, request or directive, and any implementation thereof that results in an Increased Capital Rate of Return Reduction Event shall be subject to this Section 2.09(a).  For all purposes of this Agreement (including, without limitation, Section 2.09), the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted thirty (30) days after the Closing Date.

(b)Additional Costs.  If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document or Program Support Agreement, including with respect to any Advances, or other Outstanding Principal Amount, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including

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with respect to any Advances, or other Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Base Rate.  Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).

(c)Determination Binding.  Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

(d)LIBOR Rate Protection; Illegality.  (i)  Subject to Section 2.11, if any Managing Agent is unable to obtain on a timely basis the information necessary to determine the LIBOR Rate or the LMIR Rate for any proposed Interest Period (or portion thereof), then:

(A)such Managing Agent shall forthwith notify the Lenders in its Lender Group and the Borrower that the LIBOR Rate or the LMIR Rate, as applicable, cannot be determined for such Interest Period (or portion thereof), and

(B)while such circumstances exist, none of such Lenders or such Managing Agent shall allocate any Portion of Advances with respect to Advances made during such period or reallocate any Portion of Advances allocated to any then existing Interest Period ending during such period, to an Interest Period with respect to which Yield is calculated by reference to the LIBOR Rate or the LMIR Rate.

(i)Subject to Section 2.11, if, with respect to any outstanding Interest Period (or, solely with respect to the LMIR Rate, with respect to any day), any Lender on behalf of which a Managing Agent holds any Portion of Advances notifies such Managing Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Advances or that the LIBOR Rate or the LMIR Rate applicable to such Portion of Advances will not adequately reflect the cost to such Person of funding or maintaining such Portion of Advances for such Interest Period or day, then (A) such Managing Agent shall forthwith so notify the Borrower and (B) upon such notice and thereafter while such circumstances exist none of such Managing Agent or such Lender shall allocate any other Portion of Advances with respect to Advances made during such period or reallocate any Portion of Advances allocated to any Interest Period ending during such period, to an Interest Period with respect to which Yield is calculated by reference to the LIBOR Rate or the LMIR Rate.

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(ii)Notwithstanding any other provision of this Agreement (but subject to Section 2.11), if any Lender shall notify its Managing Agent that it has determined (or it has been notified by any Program Support Provider) that the introduction after the Closing Date of or any change in or in the interpretation of any law makes it unlawful (either for such Lender or such Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful for such Lender or such Program Support Provider, as applicable, to fund the purchases or maintenance of any Portion of Advances accruing Yield calculated by reference to the LIBOR Rate or the LMIR Rate, then (A) as of the effective date of such notice from such Person to its Managing Agent, the obligation or ability of such Lender to fund the making or maintenance of any Portion of Advances accruing Yield calculated by reference to the LIBOR Rate or the LMIR Rate, as applicable, shall be suspended until such Person notifies its Managing Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Advances made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Advances accruing Yield calculated by reference to the LIBOR Rate or the LMIR Rate until the last day of the applicable Interest Period, be reallocated on the last day of such Interest Period (or, solely with respect to the LMIR Rate, immediately) to another Interest Period and shall accrue Yield calculated by reference to the Base Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Advances accruing Yield calculated by reference to the LIBOR Rate or the LMIR Rate until the end of the applicable Interest Period, such Person’s share of such Portion of Advances allocated to such Interest Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Interest Period.

(e)Replacement of the Lenders.  Upon any Lender’s making a claim for compensation under Section 2.09, the Borrowers may replace such Lender in accordance with Section 13.02.

(f)This Section 2.09 shall not apply to taxes.

Section 2.10.Breakage Costs.  (a)  If (i) any LIBOR Rate Advances are, except by reason of the requirements in Section 2.03(c), repaid in whole or in part on any date other than a Settlement Date (whether that repayment is made pursuant to any other provision of this Agreement or any other Related Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Advance; (iii) the Borrower shall default in making any borrowing of LIBOR Rate Advances after the Borrower has given notice requesting the same in accordance herewith (including any failure to satisfy conditions precedent to the making of any LIBOR Rate Advances); or (iv) the Borrower shall fail to make any prepayment of a LIBOR Rate Advance after the Borrower has given a notice thereof in accordance herewith, then, in any such case, the Borrower shall indemnify and hold harmless each applicable Lender or Program Support Provider from and against all losses, costs and expenses resulting from or arising from any of the foregoing (any such loss, cost or expense, “Breakage Costs”).  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained (if any).  For the purpose of calculating amounts payable under this subsection, each Lender shall be deemed to

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have actually funded its relevant LIBOR Rate Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Advance; provided that each such Lender may fund each of its LIBOR Rate Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

(a)In addition, the Borrower shall pay the Managing Agents for the account of the Conduit Lenders, as applicable, on demand, such amount or amounts as shall compensate the Conduit Lenders for any loss, cost or expense incurred by the Conduit Lenders (as reasonably determined by its Managing Agent) as a result of any reduction of any Advance other than on the maturity date of the Commercial Paper (or other financing source) funding such Advance, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Conduit Lenders (other than any loss of margin above the applicable cost of funds) during the period from the date of receipt of such repayment to (but excluding) the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Advance.  The determination by any Managing Agent of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be conclusive, absent manifest error.

Section 2.11.Benchmark Replacement Setting.

(a)Benchmark Replacement.

(i)Notwithstanding anything to the contrary herein or in any other Related Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Related Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Related Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Related Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Related Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.

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(ii)Notwithstanding anything to the contrary herein or in any other Related Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Related Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Related Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Related Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Related Document.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, Borrower or any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their discretion and without consent from any other party to this Agreement or any other Related Document, except, in each case, as expressly required pursuant to this Section 2.11.

(d)Unavailability of Tenor of Benchmark.    Notwithstanding anything to the contrary herein or in any other Related Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a

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Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, none of the Lenders or Managing Agents shall allocate any Portion of Advances with respect to Advances made during such period or reallocate any Portion of Advances allocated to any then existing Interest Period ending during such period, to an Interest Period with respect to which Yield is calculated by reference to the LIBOR Rate, LIBOR Base Rate or the LMIR Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)London Interbank Offered Rate Benchmark Transition Event.  On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023.  No successor administrator for the IBA was identified in such Announcements.  The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 2.11 shall be deemed satisfied.

Section 2.12.Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b)The Commitment and aggregate Advances of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action under the Funding Agreement or any of the other Related Documents (including any consent to any amendment, waiver or other modification pursuant to Section 12.07 of the Funding Agreement); provided, that, except as otherwise provided in Section 12.07 of the Funding Agreement, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).

(c)In the event that the Administrative Agent, the Borrower and the Servicer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such portion of the Outstanding Principal Amount from the other Lenders as the Administrative Agent shall

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determine may be necessary in order for such Lender to hold a portion of the Outstanding Principal Amount ratably in accordance with the Commitment of such Lender; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.Conditions to Effectiveness of Agreement.  This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents and the Administrative Agent (such date, the “Effective Date”):

(a)Funding Agreement; Other Related Documents.  This Agreement, the Fee Letter and the other Related Documents shall have been duly executed by, and delivered to, the parties thereto and the Managing Agents and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Managing Agent and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to each Managing Agent and the Administrative Agent.

(b)Governmental Approvals.  The Managing Agents and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Managing Agents and the Administrative Agent affirming that no such consents or approvals are required, except to the extent the failure to obtain such consents and approvals could not reasonably be expected to have a Material Adverse Effect.

(c)Compliance with Laws.  The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state, provincial and local laws and regulations, including those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(d)Payment of Fees.  The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent and each Lender Group for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s and such Lender Group’s legal and audit expenses, and other document preparation costs.

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(e)Representations and Warranties.  Each representation and warranty by the Borrower and each Transaction Party contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

(f)No Termination Event.  No Incipient Termination Event or Termination Event hereunder or any “Event of Default” or “Default” (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

(g)Audit.  The Administrative Agent shall have completed a prefunding audit of the Receivables as of the Closing Date, the scope and results of which are satisfactory to the Administrative Agent and each Managing Agent in its sole discretion.

(h)Material Adverse Change.  There will have been (i) no material adverse change individually or in the aggregate, (x) in the business, the industry in which the Parent or any Originator operates, the financial or other condition of the Parent, the Servicer, or any Originator, or (y) in the Transferred Receivables or Related Property, taken as a whole, (ii) no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a Material Adverse Effect on the Parent, the Borrower, the Servicer, the Originators, their business, or which would challenge the transactions contemplated under this Agreement, the Sale Agreement and the other Related Documents, and (iii) since the Parent’s last audited financial statements and except as otherwise disclosed in the financial projections provided to the Administrative Agent on or prior to the Effective Date, no material increase in the liabilities, liquidated or contingent, of the Parent, the Servicer or the Originators, or material decrease in the assets of the Parent, the Servicer or the Originators.

(i)[Reserved].

(j)Due Diligence.  Representatives of the Managing Agents shall have successfully completed a due diligence call with the Parent.

(k)Agreed Upon Procedures.  A third-party, agreed upon procedures audit conducted in accordance with the Agreed-Upon Procedures has been successfully completed.

(l)Borrowing Base Certificate and Pro Forma Reports.  The Administrative Agent and each Managing Agent shall have received a Borrowing Base Certificate and any pro forma report the Administrative Agent and each Managing Agent shall request, each of which shall be current as of the Closing Date.

Section 3.02.Conditions Precedent to All Advances.  No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.06(c)) on any date if, as of the date thereof:

(a)any representation or warranty of the Borrower, the Servicer or any Originator contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect (or in the case of any representation and warranty qualified by materiality, Material Adverse Effect or other similar qualifier, in all respects) as of such date, either before or

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after giving effect to the Advances to be made on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b)any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

(c)the Facility Termination Date shall have occurred;

(d)either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist;

(e)any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Managing Agents and the Administrative Agent, as any Managing Agent or the Administrative Agent may reasonably request; or

(f)on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Monthly Report, Weekly Report, Daily Report or Borrowing Base Certificate required to be delivered in accordance with Section 5.02 or the Sale Agreement and such failure shall be continuing.

The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

Section 3.03.Conditions Precedent to All Releases.  Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Costs, in each case, through the date of such Release, (y) the amount of any Funding Excess and (z) the amount of all other accrued and unpaid Borrower Obligations (including the expenses of the Lenders reimbursable under Section 12.04) through the date of such Release;

(b)the representations and warranties of the Borrower and the Servicer contained herein or in any of the other Related Documents are true and correct in all material respect (or in the case of any representation and warranty qualified by materiality, Material Adverse Effect or other similar qualifier, in all respects) as of the date of such Release, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

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(c)no event has occurred, or would result from such Release, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

(d)the Facility Termination Date has not occurred; and

(e)no Funding Excess exists or would exist after giving effect to such Release.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01.Representations and Warranties of the Borrower.  To induce each Lender to make Advances from time to time and the Administrative Agent and each Managing Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender, each Managing Agent and the Administrative Agent on the Effective Date, on each Settlement Date, on the date of each Release and on each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.

(a)Existence; Compliance with Law.  The Borrower (i) is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified and in good standing would not have a Material Adverse Effect); (iii) has the requisite power and authority and the legal right to own, pledge, mortgage, operate and convey all of its properties, to lease the property it operates under lease, and to conduct its business as now or proposed to be conducted, and to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby and thereby; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except where the failure to have such licenses, permits, consents or approvals or make such filings or give such notices would not have a Material Adverse Effect); (v) is in compliance with its certificate of incorporation and bylaws and other organizational documents; and (vi) is in compliance with all applicable provisions of law (except where the failure to be in compliance would not have a Material Adverse Effect).

(b)Executive Offices; Collateral Locations; Corporate or Other Names; FEIN.  The state of organization and the organization identification number of the Borrower and current location of the Borrower’s executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located are set forth in Schedule 4.01(b) and except as set forth in Schedule 4.01(b), such locations have not changed during the preceding twelve months.  In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.

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(c)Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s corporate power; (ii) have been duly authorized by all necessary corporate or other actions; (iii) do not contravene any provision of the Borrower’s certificate of incorporation or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority in any material respect; (v) do not contravene, or cause Borrower or any Originator to be in default under, any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting Borrower or such Originator or its property; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any Originator; and (vii) except where the failure to obtain or make such consent or approval could not reasonably be expected to have a Material Adverse Effect, do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b).  The exercise by each of the Borrower, the Lenders, the Managing Agents or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b).  Each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject, as to enforceability, to (A) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (B) general equitable principles, whether applied in a proceeding at law or in equity.

(d)No Litigation.  No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower before any Governmental Authority which (i) challenges the Borrower’s right, power or competence to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable (other than Excluded Receivables) or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, would result in a Material Adverse Effect.  To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.  Borrower is not a party to any consent decree.

(e)Solvency.  After giving effect to the sale or contribution of Receivables and the Advances and Releases on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.

(f)Material Adverse Effect.  Since the date of the Borrower’s organization, no Material Adverse Effect has occurred with respect to the Borrower.

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(g)Ownership of Property; Liens.  None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances.  The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other properties and assets.  No effective financing statement or other similar instrument are of record in any filing office listing the Borrower or any Originator as debtor and covering any of the Transferred Receivables or the other Borrower Collateral, and the Liens granted to the Administrative Agent pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Borrower Collateral.

(h)Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person or has any equity interest in any other Person.  The Borrower has no Investments in any Person.  The Parent is the only shareholder of the Borrower.  There are no outstanding rights to purchase stock, options, warrants or similar rights, agreements or plans pursuant to which the Borrower may be required to issue, sell, or purchase any Stock or other equity security.  Other than as permitted pursuant to Section 5.03(i), the Borrower has no outstanding Debt.

(i)Taxes.  The Borrower has filed all United States federal and all other material Tax returns and reports required to be filed, and has paid all United States federal and state income Taxes and other Taxes levied or imposed upon it or its properties, income or assets shown on such Tax returns to be due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(j)Full Disclosure.  No written information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information (other than any financial projections, other forward looking statements and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to any Lender, any Managing Agent or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents, taken as a whole contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.

(k)ERISA.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken that would reasonably be expected to result in the termination of any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower, and no contribution failure has occurred with respect to any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower that would reasonably be expected to give rise

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to a Lien under section 303(k) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower which would reasonably be expected to result in the Borrower incurring any material liability, fine or penalty.

(l)Brokers.  No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(m)Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(n)Nonapplicability of Bulk Sales Laws.  No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

(o)Government Regulation.  The Borrower (i) is not a “covered fund” under the Volcker Rule and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act or any successor statute.  In determining that the Borrower is not a covered fund, the Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.  The making of Advances by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(p)Nonconsolidation.  The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:

(i)the Borrower is a limited purpose corporation whose activities are restricted in its certificate of incorporation to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the

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Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent and the Requisite Lenders, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii)the Borrower has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any member of the Parent Group;

(iii)(A) Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Parent, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and in accordance with the terms of the Administrative Services Agreement and (B) Borrower shall not have any employees;

(iv)Borrower shall pay its own incidental administrative costs and expenses not covered under the terms of the Administrative Services Agreement from its own funds, and shall allocate all other shared overhead expenses (including telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Parent, pursuant to the terms of the Administrative Services Agreement, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;

(v)other than the purchase and acceptance through capital contribution of Transferred Receivables pursuant to the Sale Agreement, the acceptance of Subordinated Loans pursuant to the Sale Agreement, the payment of distributions and the return of capital to the Parent, the payment of Servicing Fees to the Servicer under the Sale Agreement and the transactions contemplated under the Administrative Services Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;

(vi)the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of directors and otherwise observes corporate formalities;

(vii)(A) the financial statements (other than consolidated financial statements) and books and records of the Borrower and each member of the Parent Group

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reflect the separate existence of the Borrower, (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group and (C) the Borrower shall prepare and maintain its own separate financial statements and shall provide copies of such financial statements to any Lender upon reasonable request by such Lender;

(viii)(A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) except as contemplated by the Administrative Services Agreement, the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Parent;

(ix)all business correspondence and other communications of the Borrower are conducted in the Borrower’s own name, on its own stationery and through a separately-listed telephone number;

(x)the Borrower has and shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

(xi)the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Lenders;

(xii)the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xiii)the Borrower maintains at least two independent directors (each, an “Independent Director”), each of whom: (i) shall not have been at the time of his or her appointment or at any time during the preceding five years, and shall not be as long as he or she is a director of the Borrower, (A) a director, officer, employee, associate, partner, shareholder, member, manager or affiliate of any of the following entities (collectively, the “Independent Parties”): TD SYNNEX Corporation, any Originator, or any of their respective subsidiaries or affiliates (other than the Borrower), (B) a supplier to any of the Independent Parties, (C) an entity controlling or under common control with any partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, associate, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation whose charter

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documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal, state or provincial law relating to bankruptcy and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.  The Borrower shall give the Lenders notice, in writing, not less than ten (10) days prior to the effective date of any decision to appoint a new director of the Borrower as an “Independent Director”, and shall certify to the Lenders that the appointment of such new director satisfies the criteria set forth in the definition herein of “Independent Director”;

(xiv)the bylaws or certificate of incorporation of the Borrower require the affirmative vote of each independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;

(xv)Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its shareholders and board of directors;

(xvi)Borrower shall not hold out credit as being available to satisfy obligations of others;

(xvii)Borrower shall not acquire obligations or Stock of any member of the Parent Group;

(xviii)Borrower shall correct any known misunderstanding regarding its separate identity;

(xix)Borrower shall maintain adequate capital;

(xx)Borrower shall comply with each of the assumptions set forth in that certain legal opinion delivered by Pillsbury Winthrop Shaw Pittman LLP with respect to true sale and non-substantive consolidation matters; and

(xxi)Parent and Borrower shall strictly observe corporate formalities in making and documenting any capital contributions (including of Contributed Receivables) from Parent to Borrower.

(q)Accounts.  Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts, including any Account and each Originator Collection Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.  Each Account constitutes a deposit account within the meaning of the applicable UCC.  The Borrower (or the Servicer on its behalf) and each Originator, if applicable, has delivered to the Administrative Agent a fully executed agreement with respect to each Account pursuant to which each applicable Bank has agreed to comply with all instructions originated by the Administrative Agent directing the

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disposition of funds in such Account, without further consent by the Borrower, the Servicer or any Originator.  Other than the Originator Collection Accounts, no Account is in the name of any Person other than the Borrower or the Administrative Agent, and the Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent.  No Originator Collection Account is in the name of any Person other than the relevant Originator, and no Originator has consented to any Bank following the instructions of any Person other than the Administrative Agent.  Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.

(r)Transferred Receivables.

(i)Transfers.  Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.

(ii)Eligibility.  Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable.

(iii)No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable, will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.

(iv)Nonavoidability of Transfers.  The Borrower shall (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Parent as a stockholder of the Borrower and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor.  No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

(v)Specified Filings.  None of the Transferred Receivables have been sold, transferred, assigned or otherwise pledged pursuant to any Specified Filing Document.

(s)Assignment of Interest in Related Documents.  The Borrower’s interests in, to and under the Sale Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.

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(t)Notices to Obligors.  Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account.

(u)Representations and Warranties in Other Related Documents.  Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders, the Managing Agents and the Administrative Agent as if the same were set forth in full herein.

(v)Supplementary Representations.

(i)Receivables; Accounts.  (A) Each Transferred Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)Creation of Security Interest.  Other than the Originator Collection Accounts, the Borrower owns and has good and marketable title to the Transferred Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of the Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.

(iii)Perfection.  (A) The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of the Secured Parties) in the Transferred Receivables hereunder; and (B) with respect to each Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Account Agreement with respect to such Account pursuant to which the applicable Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in such Account, without further consent by the Borrower, the Servicer or any Originator.

(iv)Priority.  (A) Other than the transfer of the Transferred Receivables by the Originators to the Borrower pursuant to the Sale Agreement, the grant of security interest by the relevant Originators to the Borrower in the Originator Collection Accounts and the grant of security interest by the Borrower to the Administrative Agent (on behalf of the Secured Parties) in the Transferred Receivables, the Accounts and the Lockboxes hereunder, none of the Borrower nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts and the Lockboxes to any other Person.  (B) Neither the

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Borrower nor any Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or any Originator that include a description of collateral covering the Transferred Receivables or all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents, other than any financing statement filed pursuant to the Sale Agreement and this Agreement or financing statements that have been validly terminated prior to the date hereof.  (C) The Borrower is not aware of any judgment, ERISA or tax lien filings against either the Borrower or any Originator.  (D) Other than the Originator Collection Accounts, none of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent.  None of the Originator Collection Accounts is in the name of any Person other than the relevant Originator.  None of the Borrower, the Servicer or any Originator has consented to any Bank complying with instructions of any Person other than the Administrative Agent.

(v)Collections.  If made in accordance with the terms of this Agreement, each remittance of Collections by the Borrower hereunder will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(vi)Survival of Supplemental Representations.  Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(g) shall be continuing, and remain in full force and effect until the Termination Date.

(w)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Policies and procedures have been implemented and maintained by or on behalf of the Borrower that are designed to achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of the Borrower’s business and activities, and the Borrower and, to the knowledge of the Borrower, its officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the credit facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case in all material respects.  (a) None of the Borrower or, to the knowledge of the Borrower, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person, and (b) the Borrower is not organized or resident in a Sanctioned Country.  The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit facility established hereby nor use any Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, or in any country or territory that, at the time of such funding, is the subject of Sanctions (and in such case would result in a violation of Sanctions), or in any manner that will result in a violation by any Person (including any Person participating in this credit facility) of Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(x)LCR.  The Borrower represents, warrants and agrees that it has not, does not and will not during the term of this Agreement (i) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities

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Act of 1933 or that may be offered for sale under Rule 144A of the Securities and Exchange Commission thereunder, or (ii) issue any other debt obligations or equity interests other than (A) debt obligations substantially similar to the obligations of the Borrower under this Agreement that are (x) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (y) subject to transfer restrictions substantially similar to the transfer restrictions set forth in Section 12.02, (B) the Subordinated Notes and (C) equity interests issued to TD SYNNEX Corporation under the terms of the organizational documents of the Borrower.  The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of TD SYNNEX Corporation for purposes of GAAP.

(y)Beneficial Ownership Rule.  The Borrower is an entity that is organized under the laws of the United States or of any State and at least 51% of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

Section 4.02.Representations and Warranties of the Servicer.  To induce each Lender to enter into this Agreement and to make Advances from time to time and the Administrative Agent and each Managing Agent to take any action required to be performed by it hereunder, on the Effective Date, on each Settlement Date, on the date of each Release and on each Advance Date, (i) the Servicer represents and warrants that each of the representations and warranties of the Servicer contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Lenders, the Managing Agents and the Administrative Agent as if the same were set forth in full herein and (ii) the Servicer represent and warrants that each of the Servicer, the Parent, each Originator and any Affiliate thereof has filed all United States federal and all other material Tax returns and reports required to be filed, and has paid all United States federal and state income Taxes and other Taxes shown on such Tax returns to be due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

ARTICLE V.

GENERAL COVENANTS OF THE BORROWER AND THE SERVICER

Section 5.01.Affirmative Covenants of the Borrower.  The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date:

(a)Compliance with Agreements and Applicable Laws.  The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state, provincial and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

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(b)Maintenance of Existence and Conduct of Business.  The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) Section 4.01(p) and (2) the assumptions set forth in each opinion letter of Pillsbury Winthrop Shaw Pittman LLP, or other outside counsel to the Borrower from time to time delivered pursuant to Section 3.03(d) of the Sale Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of SIT Funding Corporation or such trade names as are set forth in Schedule 5.01(b).

(c)Deposit of Collections.  The Borrower shall deposit or cause to be deposited promptly into the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.  The Borrower shall ensure that, on a daily basis, the Servicer complies with its obligations under Section 2.08 with respect to Collections required to be held in trust by the Servicer and allocated in accordance with the priority of payments set forth in Section 2.08(c).

(d)Use of Proceeds.  The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made and the payment of any fees due hereunder, (ii) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Parent, (iv) the repayment of Subordinated Loans, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.  The Borrower shall utilize the proceeds of the Releases hereunder solely for (i) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement and (ii) the repayment of Subordinated Loans.

(e)Payment and Performance of Charges and other Obligations.

(i)Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

(ii)The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in

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Section 5.01(e)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Borrower in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

(f)ERISA.  The Borrower shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

(g)Borrower to Maintain Perfection and Priority.  In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents.  The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval, and file or cause to be filed in the appropriate jurisdictions all financing statements, amendments, continuations or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents as a first-priority interest.  The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC, without the signature of the Borrower, any Originator or the Administrative Agent where allowed by applicable law.  Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.

(h)Due Diligence.  Representatives of the Managing Agents shall, upon reasonable notice, be permitted at any time and from time to time during regular business hours, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables, including the related Contracts and (ii) to visit the offices and properties of the Borrower, any Originator, the Servicer or the Parent for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Borrower’s, each Originator’s or the Servicer’s performance hereunder, under the Contracts and under the other Related Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Borrower, any Originator or the Parent, as applicable, having knowledge of such matters;

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provided that unless a Termination Event or Incipient Termination Event shall have occurred and be continuing, the Borrower shall not be required to reimburse the expenses of more than one (1) such visit in the aggregate among the Borrower and the Parent per calendar year.

(i)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Policies and procedures will be maintained and enforced by or on behalf of the Borrower that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Borrower, by the Borrower and each of its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case giving due regard to the nature of the Borrower’s business and activities.

(j)Beneficial Ownership Rule.  Promptly following any change that would result in a change to the status of the Borrower as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Borrower shall execute and deliver to each Lender a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to such Lender.

(k)Taxes.  The Borrower shall (i) timely file all United States federal and all other material Tax returns required to be filed by it and (ii) pay, or cause to be paid, all United States federal and all other material Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

Section 5.02.Reporting Requirements of the Borrower.  The Borrower hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent, the Managing Agents and the Lenders:

(a)The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

(b)At the same time each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to the terms of clause (a) of Annex 5.02(a), a completed certificate in the form attached hereto as Exhibit 5.02(b) (each, a “Borrowing Base Certificate”), provided that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems the Lenders’ rights or interests in the Transferred Receivables or the Borrower Collateral insecure, then such Borrowing Base Certificates shall be delivered daily; and each Borrowing Base Certificate shall be prepared by the Borrower or the Servicer as of the last day of the previous month or week, in the event Borrowing Base Certificates are required to be delivered on a monthly or weekly basis, and as of the close of business on the previous Business Day, in the event Borrowing Base Certificates are required to be delivered on each Business Day.

(c)Such other reports, statements and reconciliations with respect to the Obligors subject to the Specified Filing Documents, the Receivables (including the outstanding balance thereof) subject to the transactions contemplated by the Specified Filing Documents, the

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Borrowing Base or Borrower Collateral as any Lender, any Managing Agent or the Administrative Agent shall from time to time request in its reasonable discretion.

Section 5.03.Negative Covenants of the Borrower.  The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders, from and after the Effective Date until the Termination Date:

(a)Sale of Stock and Assets.  The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its Stock (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Account except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(b)Liens.  The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances.  In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(c)Modifications of Receivables, Contracts or Credit and Collection Policies.  The Borrower shall not, without the prior written consent of the Administrative Agent (i) and the Requisite Lenders, extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies so long as, after giving effect to any such action, no Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action, or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.

(d)Changes in Instructions to Obligors.  The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent and the Requisite Lenders direct the Borrower to change such instructions to Obligors or the Administrative Agent and the Requisite Lenders consent in writing to such change.

(e)Capital Structure and Business.  The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect, (ii) make any material change in its capital structure (including the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock), except that changes in Borrower’s capital structure shall be permitted so long as such changes, individually and in the aggregate, do not constitute a Change of Control, (iii) amend its certificate or articles of

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incorporation, bylaws or other organizational documents in any manner which may adversely affect the Secured Parties, (iv) make any material change in the nature of its business from the business as carried on by it, at the Effective Date or any business substantially related or incidental thereto or any business substantially related or incidental to manufacturing, contract assembly, operational, logistics, distribution, integrated services, supply chain management services and related sales and services or (v) undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to applicable law.

(f)Mergers, Subsidiaries, Etc.  The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g)Sale Characterization; Receivables Sale and Servicing Agreement.  The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower or (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Borrower.

(h)Restricted Payments.  The Borrower shall not enter into any lending transaction with any other Person.  The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any Stock, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s Stock or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

(i)Indebtedness.  The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(j)Prohibited Transactions.  The Borrower shall not enter into, or be a party to, (i) any transaction with any Person except as expressly permitted hereunder or under any other Related Document or (ii) any document or agreement, other than the Related Documents.

(k)Investments.  Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Parent, any director, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect

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lending of money, holding of securities or otherwise, except with respect to Transferred Receivables.

(l)Commingling.  The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox, any Collection Account or any Concentration Account, except as otherwise contemplated under Section 4.02(1) of the Sale Agreement.  If funds that are not Collections are deposited impermissibly into any Lockbox, any Collection Account or any Concentration Account, the Borrower shall, or shall cause the Servicer to, notify the Administrative Agent in writing promptly upon discovery thereof, and, the Servicer shall promptly remit (or direct the relevant Collection Account Bank or Concentration Account Bank, as applicable, to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.

(m)ERISA.  The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any material liabilities under Title IV of ERISA (other than (x) premium payments arising in the ordinary course of business and (y) liabilities arising under Section 4041(b) of ERISA).

(n)Related Documents.  The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent and the Requisite Lenders.

(o)Board Policies.  The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.

(p)Additional Stockholders of Borrower.  The Borrower shall not issue shares of Stock to any Person other than Parent without the prior written consent of the Administrative Agent and the Requisite Lenders.

(q)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  The Borrower will not request any Advance, and shall not directly or indirectly use, the proceeds of any Advance or Release (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or the violation of any Sanctions by any such Person.

(r)Specified Filing Documents.  The Borrower shall not permit any amendment, restatement, supplement or other modification of any Specified Filing Documents that adds any Obligor as the subject of the transactions contemplated thereby with respect to any Originator, unless all Receivables of such Obligor constitute Excluded Receivables.

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Section 5.04.Supplemental Disclosure.  On the request of the Administrative Agent (in the event that such information is not otherwise delivered by the Borrower to the Administrative Agent pursuant to this Agreement), the Borrower will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Related Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided that such supplement to any such Schedule or representation shall not be deemed an amendment thereof except if and to the extent that the information disclosed in such supplement updates (A) Schedule 4.01(b) or (B) Schedule 4.01(q) to include any accounts.

Section 5.05.Tax Covenant of the Servicer.  The Servicer covenants and agrees that, from and after the Effective Date and until the Termination Date, (i) each of the Servicer, the Parent, each Originator and each Affiliate thereof shall pay and discharge, before the same shall become delinquent, all material Taxes imposed upon it or upon its property; provided, however, that neither the Servicer, the Parent, any Originator nor any Affiliate thereof shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and (ii) the Servicer shall promptly after becoming aware (or any of its Affiliates becoming aware) notify each Lender, the Administrative Agent and each Managing Agent in writing of any notice of deficiency (e.g., Form CP3219A) or other assessment by any Governmental Authority of Taxes (including but without limitation, if applicable, levies or liens for Taxes under Code Sections 6321, 6322, 6851, 6852, or 6861 (or other similar provision of the Code, state or local law) issued, assessed or imposed by any Governmental Authority) in an amount exceeding $50,000,000 with respect to any Person that is a parent or a member of an affiliated, consolidated, combined or unitary group of which the Borrower is or was a member, if the Borrower is liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local law.

ARTICLE VI.

ACCOUNTS

Section 6.01.Establishment of Accounts.

(a)Concentration Account and Collection Accounts.

(i)Other than the Originator Collection Accounts, the Borrower has established with (x) each Concentration Account Bank a Concentration Account subject to a fully executed Concentration Account Agreement and (y) each Collection Account Bank a Borrower Collection Account subject to a fully executed Collection Account Agreement.  Certain Originators have established with a Collection Account Bank one or more Originator Collection Accounts, each subject to a fully executed Collection Account Agreement.  The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Concentration Accounts and the Collection Accounts and all monies, instruments and other property from time to time on deposit therein.  The

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Administrative Agent hereby agrees that until such time as it exercises its right to take exclusive dominion and control of any Concentration Account or any Collection Account under Section 7.05(d), the applicable Concentration Account Bank or Collection Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in such Account.

(ii)The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only to the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account. Schedule 4.01(q) lists all Lockboxes, Collection Accounts and Concentration Accounts and the applicable Bank at which the Borrower maintains such Lockboxes and Accounts as of the Closing Date, and such schedule correctly identifies (1) the name, address and telephone number of such Bank, (2) the name in which such Lockboxes and Accounts are held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof.  The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the relevant Collection Account or the relevant Concentration Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof.  In addition, the Borrower shall deposit or cause to be deposited into the relevant Concentration Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it or any Originator in any Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent.  The Borrower shall not make and shall not permit the Servicer or any Originator to make any deposits into any Lockbox, any Collection Account or any Concentration Account except in accordance with the terms of this Agreement or any other Related Document.  The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Collection Accounts and the Concentration Accounts and all instruments and other property from time to time received therein.

(iii)If, for any reason, any Collection Account Agreement or any Concentration Account Agreement terminates, or any Collection Account Bank or any Concentration Account Bank fails to comply with its obligations under such Account Agreement, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to such Account maintained at such Bank to make all future payments to a new Collection Account or Concentration Account, as applicable, in accordance with this Section 6.01(a)(iii).  The Borrower shall not close the relevant Account or permit any Originator to close the relevant Account unless it shall have (A) received the prior written consent of the Administrative Agent and the Requisite Lenders, (B) established a new account with the same Bank or with a new depositary institution satisfactory to the Administrative Agent and the Requisite Lenders, (C) entered into an agreement covering such new account with such Bank or with such new depositary institution substantially in the form of the predecessor Account

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Agreement or that is satisfactory in all respects to the Administrative Agent and the Requisite Lenders (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Borrower Collection Account or a Concentration Account, such new agreement shall become a Collection Account Agreement or a Concentration Account Agreement and such new depositary institution shall become a Collection Account Bank or a Concentration Account Bank, as applicable), and (D) taken all such action as the Administrative Agent and the Requisite Lenders shall reasonably require to grant and perfect a first priority Lien in such new Account to the Administrative Agent under Section 7.01 of this Agreement.  Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer or any Originator to, open any new Lockbox, Collection Account or Concentration Account without the prior written consent of the Administrative Agent and the Requisite Lenders.

(b)[Reserved].

(c)Agent Account.

(i)The Administrative Agent has established and shall maintain the Agent Account with the Agent Bank.  The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii)All payments of any outstanding Advances, Yield, fees and expenses and any other amounts by the Borrower to the Lenders hereunder shall be paid in Dollars to the Agent Account.  The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.

(iii)If, for any reason, the Agent Bank wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders.  Neither the Lenders nor the Administrative Agent shall close the Agent Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Agent Bank for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent on behalf of the Secured Parties.

(d)Borrower Account.

(i)The Borrower has established the Borrower Account subject to a fully executed Borrower Account Agreement and agrees that, subject to this clause (i), the Administrative Agent shall have exclusive dominion and control of such Borrower

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Account and all monies, instruments and other property from time to time on deposit therein.  The Administrative Agent hereby agrees that until such time as it exercises its right to take exclusive dominion and control of the Borrower Account under Section 7.05(d), the Borrower Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in the Borrower Account.

(ii)During any time after which the Borrower Account is established pursuant to clause (d)(i) above, if, for any reason, the Borrower Account Agreement relating to the Borrower Account terminates or the Borrower Account Bank fails to comply with its obligations under such Borrower Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct the Borrower Account Bank to make all future wire payments to a new Borrower Account in accordance with this Section 6.01(d)(ii).  The Borrower shall not close the Borrower Account unless it shall have (A) received the prior written consent of the Administrative Agent and the Requisite Lenders, (B) established a new account with the same Borrower Account Bank or with a new depositary institution satisfactory to the Administrative Agent and the Requisite Lenders, (C) entered into an agreement covering such new account with such Borrower Account Bank or with such new depositary institution substantially in the form of the Borrower Account Agreement or that is satisfactory in all respects to the Administrative Agent and the Requisite Lenders (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Borrower Account, such new agreement shall become a Borrower Account Agreement and any new depositary institution shall become the Borrower Account Bank), and (D) taken all such action as the Administrative Agent and the Requisite Lenders shall reasonably require to grant and perfect a first priority Lien in such new Borrower Account to the Administrative Agent under Section 7.01.  Except as permitted by this Section 6.01(d), the Borrower shall not, and shall not permit the Servicer to open a new Borrower Account without the prior written consent of the Administrative Agent and the Requisite Lenders.

ARTICLE VII.

GRANT OF SECURITY INTERESTS

Section 7.01.Borrower’s Grant of Security Interest.  Borrower hereby reconfirms its grant of a Lien for the benefit of the Secured Parties in the “Borrower Collateral” under, and as defined in, the Existing Receivables Funding Agreement, and confirms that such Lien has been granted to secure the Borrower Obligations, which include the “Borrower Obligations” under, and as defined in, the Existing Receivables Funding Agreement. Furthermore, to secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Secured Parties a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or

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arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):

(a)all Receivables;

(b)the Sale Agreement, the Account Agreements and all other Related Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c)all of the following (collectively, the “Borrower Account Collateral”):

(i)the Concentration Accounts, the Lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Accounts, the Lockboxes or such funds,

(ii)the Collection Accounts, the Lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the Lockboxes or such funds,

(iii)the Borrower Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Account or such funds,

(iv)all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, any Managing Agent, any Lender or any assignee or agent on behalf of the Administrative Agent, any Managing Agent or any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and

(v)all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

(d)all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender, any Managing Agent or the Administrative Agent of additional funds by the Borrower;

(e)all other personal property of the Borrower of every kind and nature not described above, including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all

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other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles);

(f)to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (e)); and

(g)to the extent not otherwise included, all “Borrower Collateral” under, and as defined in, the Existing Receivables Funding Agreement.

Section 7.02.Borrower’s Agreements.  The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Secured Parties hereunder; (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 6.12, 6.14 and 6.15 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.

Section 7.03.Delivery of Collateral.  All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.

Section 7.04.Borrower Remains Liable.  It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall (a) remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party, and (b) observe and perform all the conditions and obligations to be observed and performed by it thereunder.  The Lenders, the Managing Agents and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent, the Managing Agents or the Lenders of any payment relating thereto pursuant hereto or thereto.  The exercise by any Lender, any Managing Agent or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such

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Receivables, Contracts or agreements.  None of the Lenders, the Managing Agents or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 7.05.Covenants of the Borrower Regarding the Borrower Collateral.

(a)Offices and Records.  The Borrower shall maintain its organizational form, jurisdiction of organization, organizational identification number, principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral.  The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith.  The Borrower shall, and shall cause the Servicer to, by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII.  Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent.  Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent or any Managing Agent, the Borrower shall, and shall cause the Servicer to, permit any representative of the Administrative Agent or any Managing Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent or any Managing Agent as more specifically set forth in Section 7.05(b).

(b)Access.  The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon two Business Days’ prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Managing Agents, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Managing Agents, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders, the Managing Agents and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders, the Managing Agents and the Administrative Agent and their respective officers, employees and agents to

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discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants.  If (i) the Administrative Agent in good faith deems any Lender’s rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure or the Administrative Agent in good faith believes that an Incipient Termination Event or a Termination Event is imminent or (ii) an Incipient Termination Event or a Termination Event shall have occurred and be continuing, then the Borrower shall, and shall cause the Servicer to, at its own expense, provide such access at all times without prior notice from the Administrative Agent or any Managing Agent and provide the Administrative Agent and any Managing Agent with access to the suppliers and customers of the Borrower and the Servicer.  The Borrower shall, and shall cause the Servicer to, make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request.  The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.

(c)Communication with Accountants.  The Borrower hereby authorizes (and shall cause the Servicer to authorize) the Lenders, the Managing Agents and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Lenders, the Managing Agents and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower or the Servicer (including copies of any issued management letters) and to discuss matters with respect to its business, financial condition and other affairs.

(d)Collection of Transferred Receivables.  In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral pursuant to the Sale Agreement, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem reasonably necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided further that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then the Administrative Agent may, without prior notice to the Borrower, any Originator or the Servicer, (x) exercise its right to take exclusive ownership and control of the Accounts in accordance with the terms applicable Account Agreement and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower

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Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof.  The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.

(e)Performance of Borrower Assigned Agreements.  The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

(f)License for Use of Software and Other Intellectual Property.  Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent on behalf of the Secured Parties a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of the Secured Parties) for purposes of the license granted herein.  Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.

ARTICLE VIII.

TERMINATION EVENTS

Section 8.01.Termination Events.  If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor):

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(a)the Borrower shall fail to make any payment of any monetary Borrower Obligation when due and payable and the same shall remain unremedied for one (1) Business Day or more; or

(b)(i) the Borrower shall fail to deliver a Daily Report, Weekly Report, Monthly Report or Borrowing Base Certificate as and when required hereunder and such failure shall remain unremedied for two (2) Business Days or more, (ii) any Originator shall fail or neglect to perform, keep or observe any covenant or provision of Section 4.04 of the Sale Agreement or Article V of the Sale Agreement, (iii) the Borrower, any Originator or the Servicer shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof; or

(c)an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries shall fail to make any payment with respect to any of its Debts which, except with respect to the Borrower, is in an aggregate principal amount exceeding $175,000,000 (other than Borrower Obligations) when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur and be continuing under any agreement, document or instrument to which an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries is a party or by which it or its property is bound (other than a Related Document) which relates to a Debt which, except with respect to the Borrower, is in an aggregate principal amount exceeding $175,000,000, which event shall remain unremedied within the applicable grace period with respect thereto, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Debt to become or be declared due prior to their stated maturity (other than by (i) secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt and (ii) termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder); or

(d)a case or proceeding shall have been commenced against the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries seeking a decree or order in respect of any such Person under any Debtor Relief Laws or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or

(e)the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries shall (i) file a petition seeking relief under any Debtor Relief Laws or any other

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applicable federal, state, provincial or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under any Debtor Relief Laws or any other applicable federal, state, provincial or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

(f)any Originator, the Borrower, Parent, or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or

(g)a final judgment or judgments for the payment of money in excess of $175,000,000 in the aggregate (net of (i) amounts covered by valid third-party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim and (ii) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and one or more reputable insurers (as determined by Parent) covering payment thereof) at any time outstanding shall be rendered against any Originator, the Parent or any Subsidiary of the Parent (other than the Borrower) and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(h)a final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time outstanding shall be rendered against the Borrower, and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(i)(i) any information contained in any Borrowing Base Certificate or any Borrowing Request is untrue or incorrect in any material respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or any Borrowing Request) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or

(j)any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with respect to a Pension Plan of any Originator, the Parent or any of their respective ERISA Affiliates with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Transferred Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or

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(k)any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower, or a contribution failure occurs with respect to any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower sufficient to give rise to a lien under section 303(k) of ERISA; or

(l)(1) there shall have occurred any event which, in the reasonable judgment of the Administrative Agent (acting at the direction of the Requisite Lenders), materially and adversely impairs (i) the ability of the Originators (taken as a whole) to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit quality of the Receivables (other than Excluded Receivables) as of the 2016 Effective Date, (ii) the financial condition or operations of the Originators (taken as a whole), the Borrower or the Parent, or (iii) the collectability of Receivables (other than Excluded Receivables), or (2) the Administrative Agent shall have determined in the exercise of its reasonable judgment(and so notified the Borrower) that any event or condition that has had or would reasonably be expected to have or result in a Material Adverse Effect has occurred; or

(m)(i) a default or breach shall occur under any provision of the Sale Agreement and after the passing of any applicable grace period the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof, or (ii) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or

(n)except as otherwise expressly provided herein, any Account Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent and the Requisite Lenders; or

(o)an Event of Servicer Termination shall have occurred; or

(p)(A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of the Lenders) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or

(q)a Change of Control shall have occurred; or

(r)the Borrower shall amend its certificate of incorporation or bylaws without the express prior written consent of the Requisite Lenders and the Administrative Agent; or

(s)the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or

(t)on any date of determination, (i) the Default Trigger Ratio shall exceed 2.25%; (ii) the Delinquency Trigger Ratio shall exceed 2.50%; (iii) the Dilution Trigger Ratio shall exceed 5.75%; or (iv) the Receivables Collection Turnover Trigger shall exceed 47.5 days; or

(u)[reserved];

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(v)any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(w)institution of any steps by the Borrower or any other Person to terminate a Pension Plan of the Borrower or any ERISA Affiliate of the Borrower if as a result of such termination the Borrower could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,500,000; or

(x)[reserved]; or

(y)a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.08;

then, and in any such event, the Administrative Agent, may, with the consent of the Requisite Lenders, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that the Facility Termination Date shall automatically occur upon the occurrence of any of the Termination Events described in Section 8.01(d) or (e), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  Upon the occurrence of the Facility Termination Date, all Borrower Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person.  In addition, if any Event of Servicer Termination shall have occurred, then the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.

ARTICLE IX.

REMEDIES

Section 9.01.Actions Upon Termination Event.  If any Termination Event shall have occurred and the Administrative Agent shall have declared the Facility Termination Date to have occurred or the Facility Termination Date shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

(a)The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts

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payable to the Borrower from any Account against all or any part of the Borrower Obligations and (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.

(b)The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or Managing Agents’ offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable.  The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns.  The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.

(c)Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale.  Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d)At any sale under Section 9.01(b), any Lender, any Managing Agent or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e)The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the

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Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements.  Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.

Section 9.02.Exercise of Remedies.  No failure or delay on the part of the Administrative Agent, any Managing Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent, any Managing Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent, any Managing Agent or any Lender would otherwise have at law or in equity.  No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

Section 9.03.Power of Attorney.  On the Closing Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.03 (a “Power of Attorney”).  The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full.  The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent (on behalf of the Secured Parties) upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers.  The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The Administrative Agent covenants and agrees not to use the Power of Attorney except following a Termination Event and prior to the occurrence of the Termination Date.

Section 9.04.Continuing Security Interest.  This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by the Administrative Agent.

ARTICLE X.

INDEMNIFICATION

Section 10.01.Indemnities by the Borrower.

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(a)Without limiting any other rights that the Affected Parties or any of their respective officers, directors, employees, attorneys, agents, representatives, transferees, successors or assigns (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all legal costs and expenses; provided that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence, bad faith or willful misconduct, in each case as finally determined by a court of competent jurisdiction, (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder or (z) results from the compliance or non-compliance of the transactions contemplated by the Related Documents with the Securitisation Regulations, including for the avoidance of doubt any increased cost or any reduction in rate of return on capital that is required or directed to be maintained by an Indemnified Person in relation to its interest in or exposure in respect of any Receivables (including by application of an additional risk weight pursuant to Article 270a of Regulation (EU) No. 575/2013, as amended).  Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii)the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)(1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim, (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of the Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral or (3) any Specified Filing;

(iv)any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a

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defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(v)any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

(vi)the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;

(vii)any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made hereunder or at any subsequent time;

(viii)any investigation, litigation or proceeding related to this Agreement or the ownership of Transferred Receivables or Collections with respect thereto;

(ix)any failure of (x) a Collection Account Bank to comply with the terms of the applicable Collection Account Agreement, (y) a Concentration Account Bank to comply with the terms of the applicable Concentration Account Agreement, or (z) the Borrower Account Bank to comply with the terms of the Borrower Account Agreement;

(x)any amounts payable by the Administrative Agent to any Bank under any Account Agreement; or

(xi)any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

(b)Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE XI.

ADMINISTRATIVE AGENT

Section 11.01.Appointment and Authorization.  Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent and its applicable Managing Agent to take such action on its behalf under the provisions of this Agreement and each

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other Related Document and to exercise such powers and perform such duties as are expressly delegated to such Administrative Agent or Managing Agent, as applicable, by the terms of this Agreement and any other Related Document, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Related Document, no Administrative Agent or Managing Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, nor shall the Administrative Agent or any Managing Agent have or be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Related Document or otherwise exist against any Administrative Agent or Managing Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Administrative Agent or Managing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.02.Delegation of Duties.  The Administrative Agent and each Managing Agent may execute any of its duties under this Agreement or any other Related Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 11.03.Liability of Administrative Agent and Managing Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Related Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by the Borrower, any Originator, the Parent or the Servicer, or any officer thereof, contained in this Agreement or in any other Related Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or such Managing Agent under or in connection with, this Agreement or any other Related Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Related Document, or for any failure of the Borrower, any Originator, the Parent, the Servicer or any other party to any Related Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Related Document, or to inspect the properties, books or records of the Borrower, any Originator, the Parent, the Servicer or any of their respective Affiliates.

Section 11.04.Reliance by the Administrative Agent and the Managing Agents.  (a) The Administrative Agent and each Managing Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel

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to the Borrower, any Originator, the Parent and the Servicer), independent accountants and other experts selected by the Administrative Agent or such Managing Agent. The Administrative Agent and each Managing Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Related Document unless it shall first receive such advice or concurrence of the Managing Agents or the Lenders in its Lender Group, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Related Document in accordance with a request or consent of the Managing Agents or the Lenders in its Lender Group, as applicable, or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)For purposes of determining compliance with the conditions specified in Article III on the Closing Date, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent or any Managing Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 11.05.Notice of Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event.  Neither the Administrative Agent nor any Managing Agent shall be deemed to have knowledge or notice of the occurrence of an Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event, unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event and stating that such notice is a “Notice of Termination Event or Incipient Termination Event” or “Notice of Incipient Servicer Termination Event or Event of Servicer Termination,” as applicable.  Each Managing Agent will notify the Lenders in its Lender Group of its receipt of any such notice. The Administrative Agent and each Managing Agent shall (subject to Section 11.04) take such action with respect to such event as may be requested by the Managing Agents (or its Lenders in its Lender Group); provided that, unless and until the Administrative Agent shall have received any such request, the Administrative Agent (or Managing Agent) may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable or in the best interest of the Secured Parties or Lenders, as applicable.

Section 11.06.Credit Decision; Disclosure of Information.  Each Secured Party acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent or any Managing Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Parent, the Servicer, the Originators or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Secured Party as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession.  Each Secured Party, including any Lender by assignment, represents to the Administrative Agent and its Managing Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed

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appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Parent, the Servicer, each Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Secured Party also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Related Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Parent, the Servicer or the Originators.  Except for notices, reports and other documents expressly herein required to be furnished to the Security Parties by the Administrative Agent or any Managing Agent herein, neither the Administrative Agent nor any Managing Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Parent, the Servicer, any Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

Section 11.07.Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Committed Lenders (or the Committed Lenders in the applicable Lender Group) shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided that no Committed Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided that no action taken by Administrative Agent (or any Managing Agent) in accordance with the directions of the Managing Agents (or the Lenders in its Lender Group) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07.  Without limitation of the foregoing, each Lender shall reimburse its Managing Agent, the Administrative Agent and each Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Related Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or such Managing Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 11.07 shall survive payment on the Termination Date and the resignation or replacement of the Administrative Agent or such Managing Agent.

Section 11.08.Individual Capacity.  The Administrative Agent and each Managing Agent (and any successor thereto in such capacity) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Borrower, the Parent, the Originators, the Servicer, or any of their Subsidiaries or Affiliates as though it were not the Administrative Agent, a Managing Agent or a Lender hereunder, as applicable, and without notice to or consent of the Secured Parties.  The Secured Parties

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acknowledge that, pursuant to such activities, any such Person or its Affiliates may receive information regarding the Borrower, the Parent, the Originators, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Commitment, the Administrative Agent and each Managing Agent (and any successor thereto in such capacity) in its capacity as a Committed Lender hereunder shall have the same rights and powers under this Agreement as any other Committed Lender and may exercise the same as though it were not the Administrative Agent, a Managing Agent or a Committed Lender, as applicable, and the term “Committed Lender” shall, unless the context otherwise indicates, include the Administrative Agent and each Managing Agent in its individual capacity.

Section 11.09.Resignation.  The Administrative Agent or any Managing Agent may resign upon thirty (30) days’ notice to the applicable Lenders.  If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint, after consulting with the Parent, from among the Committed Lenders that are not Defaulting Lenders at such time a successor agent for the Secured Parties.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Committed Lenders that are not Defaulting Lenders at such time.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11.09 and Sections 11.03 and 11.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Committed Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. If a Managing Agent resigns under this Agreement, the Lenders in such Lender Group shall appoint a successor agent.

Section 11.10.Payments by the Administrative Agent and the Managing Agents.  Unless specifically allocated to a Committed Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent or a Managing Agent on behalf of the Lenders shall be paid to the applicable Managing Agent or Lenders pro rata in accordance with amounts then due on the Business Day received, unless such amounts are received after 12:00 noon on such Business Day, in which case the applicable agent shall use its reasonable efforts to pay such amounts on such Business Day, but, in any event, shall pay such amounts not later than the following Business Day.

Section 11.11.Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender and each holder of any Revolving Note is hereby authorized at any time or from time to time, without notice to the

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Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due.  Any Lender or holder of any Revolving Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares.  The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, and the other Borrower Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

Section 11.12.Erroneous Payments.

(a)If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to), promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, repayment or prepayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or such other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12.

(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Related Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who has received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advance”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not the Commitments) of the Erroneous Payment Impacted Advance, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby

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(together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment.  The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Related Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)Unless otherwise subsequently agreed in writing by the parties hereto, the parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower or any other Credit Parties, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by the Borrower or its Subsidiaries).  To the extent that Erroneous Payments are made with funds of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries maintain all rights and remedies against the maker and recipients of such Erroneous Payment for return of such funds.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the

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repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Related Document.

ARTICLE XII.

MISCELLANEOUS

Section 12.01.Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender, any Managing Agent and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 12.02.Binding Effect; Assignability.

(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender, each Managing Agent, each Administrator and the Administrative Agent and their respective successors and permitted assigns.  The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders shall be void.

(b)The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Effective Date of the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, whether

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evidenced by a writing or not, made in accordance with this Section 12.02(b).  Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by the Administrative Agent, and the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed and without limiting the foregoing right to not unreasonably withhold consent, may be withheld if the short-term unsecured debt rating of the proposed Lender is not at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s at the time of such assignment); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Committed Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) not be to a Defaulting Lender in a different Lender Group and (iv) require the delivery to the Administrative Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters.  In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes.  In all instances, each Committed Lender’s obligation to make Advances shall be several and not joint and shall be limited to such Committed Lender’s Pro Rata Share of the applicable Commitment.  In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note, such Lender shall so notify the Borrower and the Administrative Agent and the Borrower shall, upon the request of such Lender, execute new Revolving Notes in exchange for the Revolving Notes being assigned and the Administrative Agent shall record the assignment or other transfer in the Register. No assignment or transfer of a Revolving Note shall be effective unless such assignment or transfer is recorded in the Register.  Notwithstanding the foregoing provisions of this Section 12.02(b), any Lender may, without consent from or notice to the Borrower or any other party hereto, at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Related Documents to any Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender or to any holder or trustee of such Lender’s securities; provided that no such pledge or assignment to any Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender, holder or trustee shall release such Lender from such Lender’s obligations hereunder or under any other Related Document and no such holder or trustee shall be entitled to enforce any rights of such Lender hereunder unless such holder or trustee becomes a Lender hereunder through execution of an Assignment Agreement as set forth above.

(c)In addition to the foregoing right, without notice to or consent from the Administrative Agent or the Borrower, (x) any Lender may assign to any of its Affiliates and any Discretionary Lender may assign to a Committed Lender or to a Program Support Provider all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation; provided that no Committed Lender may make any such assignment pursuant to this Section 12.02(c) to any of its Affiliates that is an asset-

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backed commercial paper conduit that is not a party to this Agreement in the capacity of a Lender and (y) any Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided that (A) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (B) no holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents).  Solely for purposes of Sections 2.08, 2.09, 2.10, and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant and each such participant shall be considered to be a “Lender” for purposes of such sections.  Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders, the Managing Agents and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent, any Managing Agent or any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.

(d)Without limiting the foregoing, a Conduit Lender may, from time to time, with prior or concurrent notice to the Borrower, in one transaction or a series of transactions, assign all or a portion of its interest in the Advances and its rights and obligations under this Agreement and any other Related Documents to which it is a party to a Conduit Assignee; provided that (i) if the ratings of the Commercial Paper of such Conduit Assignee are not at least equal to the ratings of such Conduit Lender, then Borrower consent shall be required, and (ii) such assignment complies with Section 12.02(b) (other than not requiring the consent of the Borrower).  Upon and to the extent of such assignment by a Conduit Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of such interest, (ii) the related Administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Related Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Lender and its Program Support Provider(s) herein and in the other Related Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Lender’s obligations, if any, hereunder or any other Related Document, and the Conduit Lender shall be released from such obligations, in each case

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to the extent of such assignment, and the obligations of the Conduit Lender and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of such interest in the Advances shall be made to the applicable Managing Agent or the related Administrator, as applicable, on behalf of the Conduit Lender and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Advances funded with commercial paper issued by the Conduit Lender from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Lender on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than the Conduit Lender, (vii) the defined terms and other terms and provisions of this Agreement and the other Related Documents shall be interpreted in accordance with the foregoing, (viii) the Conduit Assignee, if it shall not be a Lender already, shall deliver to the Administrative Agent, the Borrower and the Servicer, all applicable tax documentation reasonably requested by the Administrative Agent, the Borrower or the Servicer and (ix) if requested by the related Managing Agent or the related Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the related Managing Agent or such Administrator may reasonably request to evidence and give effect to the foregoing.  For the avoidance of doubt, no assignment by a Conduit Lender to a Conduit Assignee of all or any portion of its interest in the Advances shall in any way diminish the related Committed Lenders’ obligations under Section 2.03 to fund any Advances not funded by the related Conduit Lender or such Conduit Assignee.

(e)In the event that a Conduit Lender makes an assignment to a Conduit Assignee in accordance with clause (d) above, the Related Committed Lenders: (i) if requested by the related Administrator, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by the related Administrator, shall execute (either directly or through a participation agreement, as determined by such Administrator) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Committed Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the Administrator and the Related Committed Lenders), (iii) if requested by the related Conduit Lender, shall enter into such agreements as requested by such Conduit Lender pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Lender (or which agreements shall be otherwise reasonably satisfactory to such Conduit Lender and the Committed Lenders), and (iv) shall take such actions as the Administrative Agent shall reasonably request in connection therewith.

(f)Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Advances, the Revolving Notes or other Borrower Obligations owed to such Lender.

(g)The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling

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Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants.

(h)A Lender may furnish any information concerning the Borrower, the Originators, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).  Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.

(i)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain, or cause to be maintained, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Related Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any of the Related Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(j)Notwithstanding anything to the contrary herein, any Conduit Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement (including rights to payment of principal and interest on such Conduit Lender’s Advances) to any Conduit Trustee without notice to or consent of the Borrower (and without entering into an Assignment Agreement); provided, that no such pledge or assignment to any Conduit Trustee shall release such Conduit Lender from such Conduit Lender’s obligations hereunder or under any other Related Document or substitute any such Conduit Trustee for such Conduit Lender as a party hereto.

Section 12.03.Termination; Survival of Borrower Obligations Upon Facility Termination Date.

(a)This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

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(b)Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event the performance of which is required after the Facility Termination Date.  Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Section 4.01(a), (c), (e), (j), (p), (r) and (v), Article IV, the indemnification and payment provisions of Article X and Sections 11.05, 12.05, 12.14 and 12.15 shall be continuing and shall survive the Termination Date.

Section 12.04.Costs, Expenses and Taxes.  (a)  The Borrower (failing whom, the Originators) shall reimburse the Administrative Agent, each Managing Agent and each Lender for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith).  The Borrower shall reimburse each Lender, each Managing Agent and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i)the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

(ii)any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

(iii)any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, any Managing Agent, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender, any Managing Agent or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby;

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(iv)any attempt to enforce any remedies of a Lender, a Managing Agent or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby;

(v)any work-out or restructuring of the transactions contemplated hereby; and

(vi)efforts to (A) monitor the Advances or any of the Borrower Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Borrower, or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower (failing whom, the Originators) to the applicable Lender, the applicable Managing Agent or the Administrative Agent, as applicable.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

(b)In addition, the Borrower (failing whom, the Originators) shall pay on demand any and all stamp, court or documentary, intangible, recording, filing, sales, excise and similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, performance, enforcement or recording of this Agreement or any other Related Document, from the receipt or perfection of a security interest under, or otherwise with respect to, any Related Document, excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized, tax resident or doing business or, in each case, by any political subdivisions thereof, and the Borrower (failing whom, each Originator) agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

Section 12.05.Confidentiality.

(a)Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person or any financial institution

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party to the Credit Agreement and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.

(b)The Borrower agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Managing Agents and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower shall consult with the Administrative Agent and any Managing Agents specifically referenced therein prior to the issuance of such news release or public announcement.  The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(c)The Administrative Agent, each Managing Agent, each Administrator and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) to any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section 12.05, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower, (8) to any nationally recognized statistical rating organization rating a Conduit Lender’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Lender’s Commercial Paper, any Administrator, any Program Support Provider, any credit/financing provider to any Conduit Lender or any of such Person’s counsel or accountants in relation to this Agreement or any other Related Document if they agree to hold the Information confidential, (9) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.05 or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, any Managing Agent, any Administrator or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof or (10) to any Conduit Trustee. For the purposes of this Section 12.05, “Information” means all information received from the Borrower and Servicer relating to the Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor,

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other than any such information that is available to the Administrative Agent, any Managing Agent, any Administrator or any Lender on a nonconfidential basis prior to disclosure by Borrower or Servicer; provided that in the case of information received from the Borrower or Servicer after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.05 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(d)Notwithstanding anything to the contrary contained in this Agreement or in any of the Related Documents, each of the parties hereto acknowledges and agrees that each Managing Agent that has a Conduit Lender in its Lender Group may post to a secured password-protected internet website maintained by or on behalf of such Managing Agent and required by any Rating Agency rating the Commercial Paper of its related Conduit Lender in connection with Rule 17g-5, the following information: (a) a copy of this Agreement and the Related Documents (including any amendments hereto or thereto), (b) its monthly transaction surveillance reports, and (c) such other information as may be requested by such Rating Agency or required for compliance with Rule 17g-5.

Section 12.06.Complete Agreement; Modification of Agreement.  This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.07.

Section 12.07.Amendments and Waivers.

(a)Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Revolving Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders, and, to the extent required under clause (b) below, by the Administrative Agent and the applicable Managing Agents.  Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.

(b)No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; (7) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such

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definition affects the substance of this Section 12.07; (8) modify or waive Section 5.03(a), (b), (e) through (l), (o) or (p); (9) modify or waive Section 8.01(v); (10) modify any of the following definitions or component definitions thereof in a manner which would increase availability to the Borrower for Advances hereunder:  “Borrowing Base,” “Dynamic Advance Rate,” “Interest Reserve,” “Servicing Fee Reserve,” or “Net Receivables Balance”; or (11) modify clause (b) of the definition of “Change of Control” or component definitions thereof.  Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it affects the rights or duties of the Administrative Agent or any Managing Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent or such Managing Agent, as applicable.

Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document.  No amendment, modification, termination or waiver of any provision of any Revolving Note shall be effective without the written concurrence of the holder of such Revolving Note.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.07 shall be binding upon each holder of a Revolving Note at the time outstanding and each future holder of a Revolving Note.

Neither the Administrative Agent, any Managing Agent nor any Lender shall waive any of the provisions set forth in Section 4.01(v) or Section 5.01(g) if such waiver would adversely affect the Ratings.

If required by any rating agency then rating the Commercial Paper of a Conduit Lender, the applicable Administrator shall provide to such rating agency copies of each material amendment to this Agreement or the other Related Documents (provided such rating agency agrees to hold such information confidential).

(c)[Reserved].

(d)Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification obligations under Section 10.01), termination of the aggregate Commitments of all Lenders and a release of all claims against the Secured Parties, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.

Section 12.08.No Waiver; Remedies.  The failure by any Lender, any Managing Agent or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender, any Managing Agent or the Administrative Agent thereafter to demand strict compliance and performance

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herewith or therewith.  Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender, any Managing Agent or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of each applicable Managing Agent and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver.  The rights and remedies of the Lenders, the Managing Agents and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders, the Managing Agents and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise.  Recourse to the Borrower Collateral shall not be required.

Section 12.09.GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE BORROWER COLLATERAL OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER, ANY MANAGING AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL

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ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDERS, THE MANAGING AGENTS OR THE ADMINISTRATIVE AGENT.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10.Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic mail) in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 12.11.Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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Section 12.12.Section Titles.  The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.13.Further Assurances.

(a)The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Managing Agents, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders, the Managing Agents or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of the Secured Parties under this Agreement, (ii) enable the Lenders, the Managing Agents or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document.  Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders, the Managing Agents or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders, the Managing Agents or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender, the Managing Agents and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

(b)Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law.  The Borrower hereby agrees that such financing statements may described “all assets in which the debtor now or hereafter has rights” as the Borrower Collateral in which the Administrative Agent has a grant of security hereunder.  A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

Section 12.14.No Proceedings.  Each of Administrative Agent, each Managing Agent, each Administrator and each Lender agrees that, from and after the Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against the Borrower any proceeding of the type referred to in Sections 8.01(d) and 8.01(e).  This Section 12.14 shall survive the termination of this Agreement.

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Section 12.15.Limitation on Payments.  Notwithstanding any provision in any other section of this Agreement to the contrary, the obligation of the Borrower to pay any amounts payable to Lender or any other Affected Party pursuant to Sections 2.09, 2.10 and 10.01 of this Agreement shall be without recourse to the Borrower except as to any Collections and other amounts and/or proceeds of the Transferred Receivables (collectively, the “Available Amounts”) required to be distributed to the Lenders, to the extent that such amounts are available for distribution.  In the event that amounts payable to a Lender or any other Affected Party pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against the Borrower until such time as the Borrower has Available Amounts.  The foregoing shall not operate to limit the rights of the Administrative Agent or any other Affected Party to enforce any claims of Borrower or its assigns against the Originators under the Sale Agreement or any other Related Document.

Section 12.16.Limited Recourse.  The obligations of the Secured Parties under this Agreement and all Related Documents are solely the corporate obligations of each such Secured Party.  No recourse shall be had for the payment of any amount owing in respect of Advances or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Secured Party.  No Conduit Lender shall, nor shall be obligated to, pay any amount pursuant to the Related Documents unless such Conduit Lender has received funds which may be used to make such payment pursuant to such Conduit Lender’s commercial paper program documents.  Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or an obligation of such Conduit Lender for any insufficiency unless and until such Conduit Lender satisfies the provisions of such preceding sentence.  This Section 12.16 shall survive the termination of this Agreement.

Section 12.17.Agreement Not to Petition.  Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for any of the Discretionary Lenders, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Discretionary Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the such Discretionary Lender under any federal, provincial or state bankruptcy, insolvency or similar law (including any Debtor Relief Laws), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Discretionary Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Discretionary Lender.  The provisions of this Section 12.17 shall survive the termination of this Agreement.

Section 12.18.USA Patriot Act and Beneficial Ownership Rule.  Each of the Administrative Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, the Administrative Agent and the Lenders may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot

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Act.  The Borrower agrees to promptly respond to any KYC Request and provide the Administrative Agent and each Leander, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Rule.

Section 12.19.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Related Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Related Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Related Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Related Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Purchaser or Agent shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 12.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii)

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a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.20.Post-Closing Covenants.

(a)Not later than sixty (60) days following the Closing Date (or such later date consented to in writing by the Administrative Agent), Borrower and the Servicer shall instruct each Obligor with respect to the Excluded Receivables expressly identified in the Fee Letter to cease remitting payments with respect to the Excluded Receivables to any Lockbox, any Collection Account or any Concentration Account and thereafter Borrower and the Servicer shall use commercially reasonable efforts to ensure that no collections on Excluded Receivables are deposited into any Lockbox, any Collection Account or any Concentration Account.

(b)Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Borrower or the Servicer to timely perform its respective obligations under this Section 12.20 shall constitute an immediate Termination Event under this Agreement with no grace period.

Section 12.21.Rebalancing.

(a)As of the date hereof and prior to giving effect to this Section 12.21, the Outstanding Principal Amount of each Lender is set forth in Part I of Schedule 12.21.  In connection with this Agreement, the parties hereto desire to reallocate the outstanding Advances hereunder such that, after giving effect thereto, each Lender Group’s share of outstanding Advances will equal the aggregate Pro Rata Share of the Commitments of the Committed Lenders in such Lender's Group.  The Administrative Agent shall provide notice to each Lender which is required to fund any amount or receive any partial repayment in connection therewith.

(b)In connection with such rebalancing, each applicable assignor Managing Agent, on behalf of the Lenders in such assignor Managing Agent’s Lender Group, hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as set forth in clause (d) below), to each applicable assignee Managing Agent, and each assignee Managing Agent, on behalf of the Lenders in such assignee Managing Agent’s Lender Group, hereby irrevocably purchases from each applicable assignor Managing Agent, on behalf of the Lenders in such applicable assignor Managing Agent’s Lender Group, the rights and obligations of the applicable assignor Managing Agent and the Lenders in such applicable assignor Managing Agent’s Lender Group under this Agreement and each other Related Document in respect of the Outstanding Principal Amount attributable to the Lenders in such applicable assignor Managing Agent’s Lender Group such that, after giving effect to the foregoing assignments and delegations, the Outstanding Principal Amount attributable to the Lenders in each Managing Agent’s Lender Group for purposes of this Agreement and each other Related Document shall be as set forth in Part II of Schedule 12.21.

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(c)Each applicable Lender shall make available to the Administrative Agent the amount of funds required to be funded by such Lender in connection with clause (b) above in same day funds by wire transfer to the Agent Account.  Promptly following receipt thereof, the Administrative Agent will remit to any applicable Lender its applicable portion of such amount.  In connection with this clause (c) the provisions of Section 2.03(c) shall apply.  Each of the Lenders hereby acknowledges and agrees that for administrative convenience, the Administrative Agent may net amounts payable to the Lenders under the Fee Letter on the date hereof with amounts payable under this Section 12.21.

(d)Each Lender party hereto hereby represents and warrants that it is the legal and beneficial owner of the interest being assigned by it pursuant to clause (b) above and that such interest is free and clear of any Adverse Claim granted or created by or through such Lender.

(e)In connection with such repayment made with respect to the reallocations set forth above, the Borrower shall pay all interest and fees due on the amount repaid to the date of repayment on the immediately following Settlement Date.

ARTICLE XIII.

EXTENSIONS AND RELACEMENT OF LENDERS

Section 13.01.Extension of Final Advance Date; Non-Renewing Committed Lenders.  Not more than ninety (90) days or less than seventy-five (75) days prior to the then current Final Advance Date, the Borrower may request an extension thereof for an additional period not to exceed 364 days.  Each Committed Lender will deliver to the Borrower at least sixty (60) days prior to the then current Final Advance Date a non-binding indication of whether it intends to consent to such extension.  Any failure of a Committed Lender to respond by the sixtieth day preceding such Final Advance Date shall constitute a refusal to consent to such an extension.  If at any time the Borrower requests that the Committed Lenders renew their Commitments hereunder and some but less than all the Committed Lenders consent to such renewal, the Borrower may arrange for an assignment, and such non-consenting Committed Lenders shall agree to assign, to one or more financial institutions acceptable to the related Conduit Lender and the Borrower of all the rights and obligations hereunder of each such non-consenting Committed Lender in accordance with this Agreement.  Any such assignment shall become effective on the then-current Final Advance Date.  Each Committed Lender which does not so consent to any renewal shall cooperate fully with the Borrower in effectuating any such assignment.  If none or less than all the Commitments of the non-renewing Committed Lenders are so assigned as provided above, then the Final Advance Date shall not be extended.

Section 13.02.Replacement of Lenders.

(a)Affected Lender.  Following a demand by the Administrative Agent or a Managing Agent (whether on behalf of a Lender (an “Affected Lender”), its related Program Support Provider or any other Affected Party in such Affected Lender’s Lender Group) for payment of any amounts under Section 2.09, the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement with an assignee Lender procured by the Borrower, provided that no Incipient Termination Event or Termination Event shall have occurred and be

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continuing at the time of such replacement; and provided further that, concurrently with such replacement, such assignee Lender shall agree to purchase for cash the Advances and all other rights of, and obligations due to, the Affected Lender hereunder pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date.  Any such Affected Lender shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 12.02.  In the event that such an assignment occurs, the assignee Lender (i) if requested by the applicable Administrator, shall execute (either directly or through a participation agreement, as determined by the Administrator) a Program Support Agreement related to the applicable Conduit Lender, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement by the assigning Affected Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the applicable Administrator), it being understood that the assignee Lender shall not be required to execute a Program Support Agreement if its Lender Group does not include a Conduit Lender, and (ii) shall take such actions as the Administrative Agent and the Managing Agents shall reasonably request in connection therewith.  For so long as the sum of the Commitments of any Affected Lenders under this Section 13.02 is equal to or less than 50% of the Aggregate Commitments, each such Affected Lender shall use commercially reasonable efforts to assign its rights and interests hereunder to any Person identified by the Borrower as a potential assignee Lender hereunder.

(b)Replacement of Conduit Lenders.  If the average CP Rate with respect to any Conduit Lender over any three consecutive Interest Periods exceeds the average Funding Rate Index over the corresponding three consecutive Interest Periods by more than the greater of (A) 20.0% of the average Funding Rate Index over such three consecutive Interest Periods or (B) 0.20%, the Borrower may elect to replace such Conduit Lender and the other parties to its Lender Group (the “Affected Group”) with one or more assignees procured by the Borrower, provided that no Incipient Termination Event or Termination Event shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, such assignee Lender or Lenders shall agree to purchase for cash the Advances and all other rights of, and obligations due to, the Affected Group hereunder pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Group to be terminated as of such date.  Any such Affected Group shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 12.02.  In the event that such an assignment occurs, the assignee Lender or Lenders shall take such actions as the Administrative Agent and the Managing Agents shall reasonably request in connection therewith.  For so long as the sum of the Commitments of any Affected Group under this Section 13.02 is equal to or less than 50% of the Aggregate Commitments, each such Affected Group shall use commercially reasonable efforts to assign its rights and interests hereunder to any Person identified by the Borrower as a potential assignee Lender hereunder.

(c)Replacement of Defaulting and Non-Consenting Lenders.  If (i) any Lender is a Defaulting Lender or a Non-Consenting Lender or (ii) any Lender or any Affiliate of a Lender is a “Defaulting Lender” (as defined in the Credit Agreement) under the Credit Agreement, then, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender or all members in the Lender Group of such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions in

744861979 10435078

Section 12.02), all of its or their interests, rights and obligations hereunder and under the Related Documents to a Person that shall assume such obligation (which assignee may be a Lender from another Lender Group if such other Lender accepts such assignment); provided that:

(i)each such assignment shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement;

(ii)no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Borrower or one or more assignees permitted under Section 12.02 in an aggregate amount equal to the principal balance of all Advances held by such Lender and all accrued interest and Fees with respect thereto and all other amounts payable to such Lender through the date of sale;

(iii)in the case of any assignment and delegation resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

(iv)such assignment is in compliance with all federal, state, provincial and local laws and regulations applicable to such assignment or the Related Documents;

(v)the Borrower shall be permitted to replace any Lender which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts then due and payable to the Administrative Agent hereunder and under each of the other Related Document; and

(vi)no Incipient Termination Event or Termination Event shall have occurred and be continuing.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

ARTICLE XIV.

EUROPEAN PROVISIONS.

Section 14.01.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Related Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Related Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the

744861979 10435078

applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Related Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 14.02. Securitisation Regulations; Information.

(a)Securitisation Regulations.   Parent hereby represents, warrants and agrees for the benefit of the Administrative Agent and the Lenders on the date hereof until the Termination Date that:

(i)Parent, as originator for purposes of the Securitisation Regulations, shall retain, on an ongoing basis, a material net economic interest in the Receivables in an amount not less than 5% of the nominal value of the Receivables in the form of a first loss tranche determined in accordance with sub-paragraph (d) of Article 6(3) of each Securitisation Regulation, as supplemented by Article 8 of the CRR Part Five RTS, in each case as in effect and as applicable as of the date  hereof, which material economic interest shall be based upon (1) Parent’s ownership of all of the membership interest of the Borrower and ownership of the Subordinated Note issued by the Borrower to Parent, and (2) the Borrower’s right to receive payments under Section 2.08(c)(vii) (the “Retained Interest”). The Retained  Interest shall be measured as of the Closing Date and the last date of each Settlement Period.  Nothing in this clause (a)(i) will be taken to mean for purposes of the Securitisation Regulation, compliance with this Section 14.02, or otherwise, that the Parent is the sole transferor of the Receivables to the Borrower, and for avoidance of doubt, the Receivables will be transferred as set out herein and in the Related Documents (without prejudice to the current and future retention that may be made in connection with a relevant ABCP Programme for the purpose of compliance with Article 6 of the Securitisation Rules).

744861979 10435078

(ii)Parent shall not change the manner in which it retains or the method of calculating the Retained Interest, except to the extent permitted under the Securitisation Regulation Rules;

(iii)Each of Parent and the Borrower shall not, and shall not permit any of its Affiliates to, hedge or otherwise mitigate its credit risk under, or associated with the Retained Interest or, sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from, the Retained Interest, except to the extent permitted under the Securitisation Regulation Rules;

(iv)Parent shall provide ongoing confirmation as to the continued compliance with the foregoing clauses (i) through (iii) above (A) by providing such confirmation to the Servicer on a monthly basis for inclusion in each Monthly Report, (B) promptly following the occurrence of any Termination Event or Incipient Termination Event and (C) from time to time promptly upon written request by the Administrative Agent (on behalf of any Lender) in connection with any material change in the performance of the Receivables or the transaction contemplated by the Related Documents or any material breach of the Related Documents;

(v)Parent shall notify the Administrative Agent and each Lender promptly and in any event within five (5) Business Days of: (A) any change in the identity of the Person or Persons, if any, through which it is retaining and holding such Retained Interest or (B) any breach of  clause (i) through (iii) above;

(vi)Parent (A) was not established for, and does not operate for, the sole purpose of securitizing exposures, (B) has a strategy and the capacity to meet payment obligations consistent with a broader business model that involves material support from capital, assets, fees or other income available to Parent, by virtue of which Parent does not rely on the Receivables and any other exposures being securitised by Parent, on the Retained Interest or on any other interests retained or proposed to be retained in accordance with the Securitisation Regulation Rules, or any corresponding income from such exposures and interests as its sole or predominant source of revenue, and (C) has responsible decision-makers who have the required experience to enable Parent to pursue its established business strategy, as well as adequate corporate governance arrangements;

(vii)Parent (or, as to any Receivable as to which Parent is not the originator, the relevant originator) applied to any Receivables, and will apply to any future Receivables, the same sound and well-defined criteria for credit-granting which it applied to non-securitised receivables and the same clearly established processes for approving, amending, modifying, refinancing or renewing the Receivables have been, and will be, applied and it has, and will have, effective systems in place to apply those criteria and processes to ensure that the credit-granting is based on a thorough assessment of each Obligor’s creditworthiness, taking appropriate account of factors relevant to verifying the prospect of such Obligor meeting its obligations under the relevant Contract;

(viii)the credit underwriting policies for Parent and the standard terms and conditions for the granting of credit by Parent are established and implemented by

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Parent, such that Parent has been, and with respect to future Receivables will be, directly or indirectly involved in the origination of the Receivables that have been, and in the case of any future Receivables, will be, extended to the Obligors by Parent which created and will create the obligations and potential obligations of the Obligors giving rise to such Receivables, and Parent has established and is managing the securitisation contemplated by the Related Documents and therefore is the retention requirement may be fulfilled in full by Parent as a single ‘originator’ as defined in the Securitisation Regulations (it being understood and agreed, however, that nothing in this clause (a)(viii) will be construed for purposes of the Securitisation Regulation, compliance with this Section 14.02, or otherwise, as meaning the Parent is the sole transferor of the Receivables to the Borrower, and all Receivables will be transferred as set out herein and in the Related Documents); and

(ix)none of the Receivables is a securitisation position (as defined in the Securitisation Regulations).

(b)Information.  Parent covenants that it shall, and shall procure (but only in respect of clause (i) below) that any Originator shall, as the case may be, from time to time at first request by the Administrative Agent, any Lender or any Managing Agent, to the extent commercially practicable (i) promptly provide to the Administrative Agent, such Lender and such Managing Agent all information which the Administrative Agent, such Lender or such Managing Agent reasonably requests in order for the Administrative Agent, such Lender or such Managing Agent (or any of their Affiliates), as applicable, to comply with any of its obligations under the Securitisation Regulations (provided that, (x) where any such information is subject to confidentiality restrictions, Parent shall (and shall procure that any Originator shall, as the case may be) use reasonable efforts to obtain consent for the disclosure of such information and (y)  the Parent will provide information in relation to Article 7 of the Securitisation Regulations only as set out and agreed herein, such as provided within the Monthly, or Weekly Report and will not provide such information in the form specified by the Securitisation Regulations) and (ii) take such further action, provide such further information and enter into such other agreements not otherwise provided for hereunder as may be reasonably required by the Administrative Agent, any Lender or any Managing Agent in order for the Administrative Agent, such Lender or such Managing Agent (or any of their Affiliates) to comply with its obligations under the Securitisation Regulations in relation to the Related Documents and the transactions contemplated thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

744861979 10435078

IN WITNESS WHEREOF, the parties have caused this Fifth Amended and Restated Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SIT FUNDING CORPORATION,
as the Borrower

By:  s/Marshall Witt
Name: Marshall Witt
Title:   Chief Financial Officer

TD SYNNEX CORPORATION,
as the Servicer

By:  s/Marshall Witt
Name: Marshall Witt
Title:   Chief Financial Officer

744861979 10435078

MUFG LENDER GROUP:

MUFG BANK, LTD., as Administrator for Gotham Funding Corporation, as Managing Agent for the  MUFG Lender Group and as the MUFG Committed Lender

By:  s/Eric Williams
Name: Eric Williams
Title:   Managing Director

GOTHAM FUNDING CORPORATION, as the MUFG Discretionary Lender

By:  s/Kevin J. Corrigan
Name: Kevin J. Corrigan
Title:   Vice President

744861979 10435078

BNS LENDER GROUP:

THE BANK OF NOVA SCOTIA,
as Administrator for Liberty Street Funding LLC, as Managing Agent for the BNS Lender Group and as the BNS Committed Lender

By:  s/Doug Noe
Name: Doug Noe
Title:   Managing Director

Liberty Street Funding LLC,
as the BNS Discretionary Lender

By:  s/Kevin J. Corrigan
Name: Kevin J. Corrigan
Title:   Vice President

744861979 10435078

SMBC LENDER GROUP:

SMBC NIKKO SECURITIES AMERICA, INC., as Administrator for Manhattan Asset Funding Company LLC and as Managing Agent for the SMBC Lender Group

By:  s/Yukimi Konno
Name: Yukimi Konno
Title:   Managing Director

MANHATTAN ASSET FUNDING COMPANY LLC, as the SMBC Discretionary Lender

By: MAF Receivables Corp., its Sole Member

By:  s/Albert Fioravanti
Name: Albert Fioravanti
Title:   President

SUMITOMO MITSUI BANKING CORPORATION, as the SMBC Committed Lender

By:  s/Gail Motonaga
Name: Gail Motonaga
Title:   Executive Director

744861979 10435078

BANA LENDER GROUP:

BANK OF AMERICA, N.A., as Managing Agent for the BANA Lender Group and as the BANA Committed Lender

By:  s/Christopher Haynes
Name: Christopher Haynes
Title:   Senior Vice President

744861979 10435078

WELLS LENDER GROUP:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Managing Agent for the Wells Lender Group and as the Wells Committed Lender

By:  s/Dale Abernathy
Name: Dale Abernathy
Title:   Director

744861979 10435078

TD LENDER GROUP:

The Toronto-Dominion Bank,
as Administrator for Reliant Trust, as Managing Agent for the TD Lender Group and as the TD Committed Lender

By:  s/Luna Mills
Name: Luna Mills
Title:   Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as the TD Discretionary Lender

By:  s/Luna Mills
Name: Luna Mills
Title:   Managing Director

ADMINISTRATIVE AGENT:

The Toronto-Dominion Bank, as Administrative Agent

By:  s/Luna Mills
Name: Luna Mills
Title:   Managing Director

744861979 10435078

CRÉDIT AGRICOLE LENDER GROUP:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrator for Atlantic Asset Securitization LLC, as Managing Agent for the Crédit Agricole Lender Group and as the Crédit Agricole Committed Lender

By:  s/Michael Regan
Name: Michael Regan
Title:   Managing Director

ATLANTIC ASSET SECURITIZATION LLC,
as the Crédit Agricole Discretionary Lender

By:  s/Michael Regan
Name: Michael Regan
Title:   Managing Director

By:  s/Konstantina Kourmpetis
Name: Konstantina Kourmpetis
Title:   Managing Director

744861979 10435078

PNC LENDER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as Managing Agent for the PNC Lender Group and as the PNC Committed Lender

By:  s/Christopher Blaney
Name: Christopher Blaney
Title:   Senior Vice President

744861979 10435078

MIZUHO LENDER GROUP:

Mizuho Bank, Ltd., as Managing Agent for the Mizuho Lender Group and as the Mizuho Committed Lender

By:  s/Richard A. Burke
Name: Richard A. Burke
Title:   Managing Director

744861979 10435078

Exhibit 2.01(a)(ii) to Funding Agreement

FORM OF REVOLVING NOTE

$_________________[___________], 20[  ]

FOR VALUE RECEIVED, the undersigned, SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [___________] or its registered assigns (the “Lender”), at the offices of The Toronto-Dominion Bank, as agent for the Lenders (the “Administrative Agent”), at its address at [__________________], or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of [_____________________] DOLLARS AND NO CENTS ($[__________]) or, if less, the aggregate unpaid amount of all Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined).  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement or in Annex X thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 by and among the Borrower, TD Synnex Corporation, a Delaware corporation, the Lender (and any other “Lender” party thereto), the other parties thereto, and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Advances evidenced hereby are made and are to be repaid.  The date and amount of each Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Revolving Note in respect of the Advances actually made by the Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

744861979 10435078

Time is of the essence of this Revolving Note.  Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Except as provided in the Funding Agreement, this Revolving Note may not be assigned by the Lender to any Person.  If this Revolving Note is assigned, the Lender shall, upon the effectiveness of an assignment or as promptly thereafter as practicable, surrender this Revolving Note to the Administrative Agent for cancellation, and, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Revolving Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or Advances of the assignee and/or the assigning Lender.

THE ASSIGNMENT OF THIS REVOLVING NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE FUNDING AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.01(a)(ii)

744861979 10435078

Exhibit 2.02(a) to Funding Agreement

FORM OF FACILITY LIMIT REDUCTION NOTICE

[Insert Date]

The Toronto-Dominion Bank,
as Administrative Agent
130 Adelaide Street West, 12th Floor

Toronto, ON, M5H 3P5

Re:	Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(a) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Managing Agents and the Administrative Agent of its election to permanently reduce the Facility Limit to [$___________], effective as of [__________ ___], [____].1  [This reduction is the [first/second] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement.]  After such reduction, the Facility Limit will not be less than the Outstanding Principal Amount.

Very truly yours,

SIT FUNDING CORPORATION

By
Name
Title

[1]	This day shall be a Business Day at least ten Business Days after the date this notice is given.

744861979 10435078

Exhibit 2.02(b) to Funding Agreement

FORM OF FACILITY TERMINATION NOTICE

[Insert Date]

The Toronto-Dominion Bank,
as Administrative Agent
130 Adelaide Street West, 12th Floor

Toronto, ON, M5H 3P5

Re:	Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(b) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Managing Agents and the Administrative Agent of its election to reduce the Facility Limit to zero effective as of [______________ ___], [____]2. In connection therewith, the Borrower shall reduce Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(h) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours,

SIT FUNDING CORPORATION

By
Name
Title

[2]	Which day shall be a Business Day at least 30 days after the date this notice is given.

744861979 10435078

Exhibit 2.02(c)(i) to Funding Agreement

FORM OF FACILITY LIMIT INCREASE NOTICE

[Insert Date]

The Toronto-Dominion Bank,
as Administrative Agent
130 Adelaide Street West, 12th Floor

Toronto, ON, M5H 3P5

Re:Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(c)(i) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

This letter constitutes a Facility Limit Increase Request pursuant to Section 2.02(c)(i) of the Funding Agreement.  The Borrower desires to increase the Facility Limit and respective Commitments of each Lender Group on ________, ____________3 to the following amounts:

(a)Facility Limit:  $__________________

(b)	[Lender Group being requested to increase:][4] [Pro Rata Share of each Lender Group:][5]
(i)	[MUFG] Lender Group:$_____________

[3]	Notice must be given at least ten Business Days prior to the requested increase, and must be in a minimum amount of $25,000,000.
[4]	Include if increase is for $25,000,000.
[5]	Include if increase is for more than $25,000,000.

744861979 10435078

(ii)	[BNS] Lender Group:$_____________
(iii)	[SMBC] Lender Group:$_____________
(iv)	[BANA] Lender Group:$_____________
(v)	[Wells] Lender Group:$_____________
(vi)	[PNC] Lender Group:$_____________
(vii)	[Mizuho] Lender Group:$_____________
(viii)	[Crédit Agricole] Lender Group:$_____________
(ix)	[TD] Lender Group:$_____________

The Borrower hereby represents and warrants as of the date hereof, and as of the date of the increase requested hereby, as follows:

(i)the representations and warranties contained in Article IV of the Funding Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates; and

(ii)no event has occurred and is continuing, or would result from the increase proposed hereby, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination.

Each Managing Agent shall notify the Borrower and the Administrative Agent in writing whether it consents to this increase request prior to the requested date of effectiveness of the requested increase; provided that if any Managing Agent fails to so notify the Borrower or the Administrative Agent prior to such date, the Lenders in its Lender Group shall be deemed to have refused to consent to this increase request.

IN WITNESS WHEREOF, the undersigned has caused this Facility Limit Increase Request to be executed by its duly authorized officer as of the date first above written.

Exhibit 2.03(a) - 2

744861979 10435078

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.03(a) - 3

744861979 10435078

Exhibit 2.02(c)(viii) to Funding Agreement

FORM OF ACCORDION CONFIRMATION

[Insert Date]

[Address of applicable Managing Agent]

Re:	Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(c)(viii) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

This letter constitutes an Accordion Confirmation pursuant to Section 2.02(c)(viii) of the Funding Agreement.  This Accordion Confirmation sets forth the Accordion Commitments as consented to by the Managing Agent for such Lender Group, and the resulting changes in the Facility Limit and Commitments.

(a)Commitments

Lender Group	Lender Group Commitment (excluding Accordion Commitment)	Accordion Commitment	Aggregate Lender Group Commitment
[MUFG] Lender Group	$	$
[BNS] Lender Group	$	$
[SMBC] Lender Group	$	$
[BANA] Lender Group	$	$
[Wells] Lender Group	$	$
[PNC] Lender Group	$	$

744861979 10435078

[Mizuho] Lender Group	$	$
[Crédit Agricole] Lender Group	$	$
[TD] Lender Group	$	$

(b)Pro Rata Share expressed as a percentage after giving effect to the increase in the Accordion Commitment:

Lender Group	Pro Rata Share
[MUFG] Lender Group
[BNS] Lender Group
[SMBC] Lender Group
[BANA] Lender Group
[Wells] Lender Group
[PNC] Lender Group
[Mizuho] Lender Group
[Crédit Agricole] Lender Group
[TD] Lender Group

(c)Facility Limit:  $__________________

(i)Non-Accordion Facility Limit:  $__________________

(ii)Accordion Facility Limit:  $__________________

The Borrower hereby represents and warrants as of the date hereof, and as of the date of the increase requested hereby, as follows:

(i)the representations and warranties contained in Article IV of the Funding Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates; and

(ii)no event has occurred and is continuing, or would result from the increase proposed hereby, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination.

Exhibit 2.03(a) - 2

744861979 10435078

IN WITNESS WHEREOF, the undersigned has caused this Accordion Confirmation to be executed by its duly authorized officer as of the date first above written.

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.03(a) - 3

744861979 10435078

The Toronto-Dominion Bank, as Administrative Agent

By:
Name:
Title:

[THE BANK OF NOVA SCOTIA, as Managing Agent for the BNS Lender Group

By:
Name:
Title:]

[MUFG BANK, LTD., as Managing Agent for the MUFG Lender Group

By:
Name:
Title:]

[SMBC NIKKO SECURITIES AMERICA, INC., as Managing Agent for the SMBC Lender Group

By:
Name:
Title:]

[BANK OF AMERICA, N.A.

Exhibit 2.03(a) - 4

744861979 10435078

, as Managing Agent for the BANA Lender Group

By:
Name:
Title:]

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as Managing Agent for the Wells Lender Group

By:
Name:
Title:]

[PNC BANK, NATIONAL ASSOCIATION, as Managing Agent for the PNC Lender Group

By:
Name:
Title:]

[The Toronto-Dominion Bank, as Managing Agent for the TD Lender Group

By:
Name:
Title:]

[CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Managing Agent for the Crédit Agricole Lender Group

By:
Name:
Title:]

Exhibit 2.03(a) - 5

744861979 10435078

[Mizuho Bank, Ltd., as Managing Agent for the Mizuho Lender Group

By:
Name:
Title:]

Exhibit 2.03(a) - 6

744861979 10435078

Exhibit 2.03(a) to Funding Agreement

FORM OF BORROWING REQUEST

[Insert Date]

The Toronto-Dominion Bank,
as Administrative Agent
130 Adelaide Street West, 12th Floor

Toronto, ON, M5H 3P5

Re:	Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.03(a) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [__________ ____], [____], in the amount of [$__________] which shall be an Advance, to be disbursed to the Borrower in accordance with Section 2.03(b) of the Funding Agreement.  The Borrower hereby represents and warrants that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied.  Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Borrowing Base Certificate, and the making of such Borrowing.

Very truly yours,

SIT FUNDING CORPORATION

By
Name
Title

Exhibit to Borrowing Request

744861979 10435078

Pro Forma Calculation of Borrowing Base

[Attached]

Exhibit 2.03(a) - 2

744861979 10435078

Exhibit 2.03(h) to Funding Agreement

FORM OF REPAYMENT NOTICE

[Insert Date]

The Toronto-Dominion Bank,
as Administrative Agent
130 Adelaide Street West, 12th Floor

Toronto, ON, M5H 3P5

Re:	Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.03(h) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING CORPORATION (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto, The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

Pursuant to Section 2.03(h) of the Funding Agreement, the Borrower hereby notifies the Managing Agents and the Administrative Agent of its request to repay the principal amount of outstanding Advances in an amount equal to [$__________] on [________ ____], [____] (which is a Business Day), from [Collections/other sources].  In connection therewith, the Borrower will pay to the Administrative Agent all interest accrued on the outstanding principal balance of Advances being repaid through but excluding the date of such repayment.

Very truly yours,

SIT FUNDING CORPORATION

By
Name
Title

744861979 10435078

Exhibit 5.02(b) to Funding Agreement

Form of

BORROWING BASE CERTIFICATE

[On file with Administrative Agent]

744861979 10435078

Exhibit 9.03 to Funding Agreement

Form of

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by SIT FUNDING CORPORATION, as Borrower, (“Grantor”) under the Funding Agreement (as defined below), to The Toronto-Dominion Bank, as Administrative Agent under the Funding Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among Grantor, the other parties thereto and Attorney and the other Related Documents.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement.  No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney.  The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Funding Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for it, and ask, demand, collect, give acquaintances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action, or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to the Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys

744861979 10435078

due with respect to any Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Lenders’ Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this ___ day of [________], 20[__].

Grantor
ATTEST:____________________________

By:  (SEAL)
Title:  _______________________________
[Notarization in appropriate form for the state of execution is required.]

Exhibit 9.03 - 2

744861979 10435078

Exhibit 12.02(b) to Funding Agreement

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of ______________ ___, ____ by and between ___________________________ (“Assignor Lender”) and _________________________ (“Assignee Lender”) and acknowledged and consented to by The Toronto-Dominion Bank, as administrative agent (“Administrative Agent”).  All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Funding Agreement as hereinafter defined.

RECITALS:

WHEREAS, SIT Funding Corporation, a Delaware corporation (the “Borrower”), the financial institutions signatory thereto from time to time as lenders (the “Lenders”), the other parties thereto, and the Administrative Agent have entered into that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”) pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to Borrower;

WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Commitment and other duties with respect to such Advances and Borrower Collateral;

WHEREAS, Assignee Lender desires to become a Lender under the Funding Agreement and to accept such assignment and delegation from Assignor Lender; and

WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Funding Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1.ASSIGNMENT, DELEGATION, AND ACCEPTANCE

1.1Assignment.  Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender’s right, title, and interest in the Advances, Related Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender’s AdvancesPrincipal AmountPro Rata Share

Advances$______________          _____%

744861979 10435078

1.2Delegation.  Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Related Documents equivalent to [100%/___%] of Assignor Lender’s Commitment (such percentage representing a commitment of $_____________).

1.3Acceptance by Assignee Lender.  By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Related Documents and to be bound by the terms and conditions thereof.  By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Funding Agreement.

1.4Effective Date.  Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Related Documents as of the date of this Agreement (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).

2.INITIAL PAYMENT AND DELIVERY OF REVOLVING NOTES

2.1Payment of the Assigned Amount.  Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Advances as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the “Assigned Amount”).

2.2Payment of Assignment Fee.  [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 12.02(b) of the Funding Agreement.

2.3Execution and Delivery of Revolving Notes.  Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes previously delivered to Assignor Lender for redelivery to Borrower and, if requested by the Assignee Lender [or the Assignor Lender], the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Advances after giving effect to the assignment described in Section 1.  Each new Revolving Note will be issued in the aggregate maximum principal amount of the Commitment of [the Assignee Lender] [and the Assignor Lender].

3.REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1Assignee Lender’s Representations, Warranties and Covenants.  Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:

(a)This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;

Exhibit 12.02(b) - 2

744861979 10435078

(b)The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Related Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

(c)Assignee Lender is familiar with transactions of the kind and scope reflected in the Related Documents and in this Agreement;

(d)Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower and its Affiliates, has conducted its own evaluation of the Advances, the Related Documents and the Borrower’s and its Affiliates’ creditworthiness, has made its decision to become a Lender to Borrower under the Funding Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;

(e)Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Funding Agreement, be and remain within its control; and

(f)As of the Effective Date, Assignee Lender is entitled to receive payments of principal and interest under the Funding Agreement without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof, after giving effect to this assignment Borrower will not have any increased obligations under Sections 2.08(g), 2.09, or 12.04(b) of the Funding Agreement by virtue of such assignment, and Assignee Lender will indemnify the Administrative Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that are not paid by the Borrower pursuant to the terms of the Funding Agreement.

3.2Assignor Lender’s Representations, Warranties and Covenants.  Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:

(a)Assignor Lender is the legal and beneficial owner of the Assigned Amount;

(b)This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;

(c)The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental. Authority;

(d)Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

(e)Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and

Exhibit 12.02(b) - 3

744861979 10435078

(f)Assignor Lender [is] [is not] a Defaulting Lender.

4.LIMITATIONS OF LIABILITY

Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Related Documents or any other document or instrument furnished pursuant thereto or the Advances, or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectability of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower or any of its Affiliates or other obligor or the performance or observance by Borrower or any of its Affiliates of its obligations under any of the Related Documents.  Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower or any of its Affiliates.  Nothing in this Agreement or in the Related Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.

5.FAILURE TO ENFORCE

No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Related Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein.  No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege.  All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6.NOTICES

Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7.AMENDMENTS AND WAIVERS

No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.

8.SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision

Exhibit 12.02(b) - 4

744861979 10435078

will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9.SECTION TITLES

Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10.SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.APPLICABLE LAW

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

12.COUNTERPARTS

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered (including by facsimile or electronic mail), will be deemed an original and all of which shall together constitute one and the same instrument.

***

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Exhibit 12.02(b) - 5

744861979 10435078

Assignee Lender Assignor Lender

By:By:

Name:Name:

Title:Title:

Notice AddressNotice Address

Account InformationAccount Information

Acknowledged and Consented to:

The Toronto-Dominion Bank,
as Administrative Agent

By:
        Name:
        Title:

[Consented to:]6
SIT FUNDING CORPORATION,
  as Borrower

By:
      Name:
      Title:

[6]	If required pursuant to Section 12.02.

Exhibit 12.02(b) - 6

744861979 10435078

Exhibit A to Funding Agreement

CREDIT AND COLLECTION POLICY

[On file with Administrative Agent]

744861979 10435078

ANNEX 5.02(a)
to
FUNDING AGREEMENT

REPORTING REQUIREMENTS OF THE BORROWER

The Borrower shall furnish, or cause to be furnished, to each Managing Agent and the Administrative Agent:

(a)

Reporting.  (i)  Monthly Report.  As soon as available, and in any event no later than 5:00 p.m. (New York time) on the twentieth day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), a monthly report (a “Monthly Report”) in the form attached hereto prepared as of the last day of the previous calendar month, certified by an officer of the Servicer.  It is hereby understood and agreed that the Borrower shall be required to deliver a Monthly Report pursuant to the terms of this subsection (a)(i) notwithstanding that the Borrower may also be required to deliver Weekly Reports or Daily Reports as hereinafter described.

(ii)

Weekly Report.  If requested in writing to the Borrower by the Administrative Agent or any Lender at any time when a Ratings Event has occurred and is continuing, no later than 5:00 p.m. (New York time) on each Tuesday, a report (a “Weekly Report”) in the form attached hereto, prepared as of the last day of the immediately preceding week; provided that upon receipt of such request from the Administrative Agent or any Lender, the Borrower shall continue to deliver Weekly Reports until notified in writing by the Administrative Agent or the applicable Lender that Weekly Reports are no longer required to be delivered pursuant to the terms hereof.

(iii)

Daily Report.  If requested in writing to the Borrower by the Administrative Agent at any time when a Termination Event has occurred and is continuing, no later than 5:00 p.m. (New York time) on the Business Day immediately following the date on which the daily reporting obligation arose, a daily report (a “Daily Report”) in the form attached hereto, prepared as of the close of business on the immediately preceding Business Day.  The Borrower shall be required to deliver a Daily Report by no later than 5:00 p.m. (New York time) on each Business Day thereafter (each Daily Report relating to the immediately preceding Business Day); provided that upon receipt of such request from the Administrative Agent, the Borrower shall continue to deliver Daily Reports until notified in writing by the Administrative Agent that Daily Reports are no longer required to be delivered pursuant to the terms hereof.

(b)

Annual Audited Financials.  As soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for the Parent and its Subsidiaries, certified, as to the audited financial statements, without qualification in a manner satisfactory to the Administrative Agent by any of (i) Deloitte & Touche USA LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP, or (iv) PricewaterhouseCoopers LLP (or any of their respective successors) or other nationally recognized

744861979 10435078

independent public accountants acceptable to the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Parent and its Subsidiaries.

(c)

Quarterly Financials.  As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.  Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Parent that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Parent and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event.  In addition, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and the Managing Agents, within forty-five (45) days after the end of each fiscal quarter, (1) a statement in reasonable detail showing the calculations used in determining compliance with each financial test described in Annex Z of the Sale Agreement and (2) a management discussion and analysis that includes a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year, as set forth in the quarterly filings made by the Parent with the Securities and Exchange Commission.

(d)

Reports by Independent Accountants.   The Borrower shall, within 180 days following the end of each fiscal year, cause the Servicer to initiate with the AUP Provider the application of the Agreed Upon Procedures.  The Borrower shall provide the AUP Provider with any access granted to the Administrative Agent under clauses (i) through (iv) of Section 7.05(b) of the Funding Agreement for the purposes of preparing the AUP Provider’s annual report.

(e)

Specified Filing Documents.  As soon as available, and in any event within five Business Days after the effectiveness thereof, copies of all amendments, restatements, supplements or other modifications to Specified Filing Documents that add any Obligor as the subject of the transactions contemplated thereby with respect to an Originator.

(f)

Management Letters.  Within 10 Business Days after receipt thereof by the Borrower, copies of all management letters, exception reports or similar letters or reports received by the Borrower from its independent certified public accountants.

(g)

Default Notices.  As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower proposes to take with

Annex 5.02(a) - 2

744861979 10435078

respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:
(i)	any Incipient Termination Event or Termination Event;
(ii)	any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;
(iii)

the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to the Funding Agreement;

(iv)

the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $2,000,000 or more;

(v)

the commencement of a case or proceeding by or against the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor seeking a decree or order in respect of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor (A) under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor;

(vi)

the receipt of notice that (A) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of the business of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to be, or may be, suspended or revoked, or (C) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect; or

(vii)	any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.
(h)

SEC Filings and Press Releases.  Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which the Parent shall have filed with the Securities and Exchange Commission (or any

Annex 5.02(a) - 3

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governmental agency substituted therefor) or any national securities exchange and copies of all management letters delivered to the Parent or any of its Subsidiaries by its accountants.
(i)

ERISA Notices.  Immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan of the Borrower or an ERISA Affiliate of the Borrower, or the failure to make a required contribution to a Pension Plan of the Borrower or an ERISA Affiliate of the Borrower if such failure is sufficient to give rise to a lien under section 303(k) of ERISA, or the taking of any action with respect to a Pension Plan of the Borrower or an ERISA Affiliate of the Borrower which would be reasonably likely to result in the requirement that the Borrower or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan of the Borrower or an ERISA Affiliate of the Borrower which would be reasonably likely to result in the Borrower or any ERISA Affiliate incurring any material liability, fine or penalty, notice thereof an copies of all documentation relating thereto.

(j)

Litigation.  Promptly upon learning thereof, written notice of any Litigation affecting the Borrower that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan of the Borrower or any ERISA Affiliate of the Borrower, the fiduciaries of such Plan (in their capacity as a fiduciary of any such Plan) or the assets of such Plan or against the Borrower or any ERISA Affiliate of the Borrower in connection with any Plan, (iv) alleges criminal misconduct by the Borrower (v) has resulted in a final judgment for the payment of money rendered against the Borrower of $16,750 or more or (vi) would, if determined adversely, have a Material Adverse Effect.

(k)

Other Documents.  Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, any Originator, the Parent or any of its other Subsidiaries as any Lender or Administrative Agent shall, from time to time, reasonably request.

(l)

Miscellaneous Certifications.  As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a Bringdown Certificate in the form attached hereto, (ii) a Servicer’s Certificate in the form attached hereto, and (iii) if requested, an opinion or opinions of counsel, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, reaffirming as of the date of such opinion the opinions of counsel with respect to the Borrower and the Originators delivered to the Lenders and the Administrative Agent on the Closing Date.

Financial reports required to be delivered pursuant to clauses (b), (c) and (h) above shall be deemed to have been delivered on the date on which such report is posted on the Parent’s website, or to the extent any such reports are included in materials otherwise filed or furnished with the Securities and Exchange Commission and such posting or filing or furnishment shall be deemed to satisfy the financial reporting requirements of clauses (b), (c) and (h) above.

Annex 5.02(a) - 4

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Form of Monthly Report

[Attached]

Annex 5.02(a) - 5

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Form of Weekly Report

[On file with Administrative Agent]

Annex 5.02(a) - 6

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Form of Daily Report

[On file with Administrative Agent]

Annex 5.02(a) - 7

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EXECUTION VERSION

ANNEX X

DEFINITIONS

[Attached]

ANNEX X

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to

THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT

dated as of

January 23, 2009

and

FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

dated as of

December 22, 2021

Definitions and Interpretation

9

Annex X

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SECTION 1.Definitions and Conventions.  Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“2016 Effective Date” means November 3, 2016.

“2018 Effective Date” means May 7, 2018.

“2021 Effective Date” means July 12, 2021.

“Accordion Advanced Amount” means, with respect to any Lender and its related Advances, the portion, if any, of such Advances being funded or maintained by such Lender under the Accordion Commitment for its Lender Group.

“Accordion Commitment” means, with respect to any Lender Group, the aggregate amount of any increase in such Lender Group’s Commitment pursuant to Section 2.02(c) of the Funding Agreement consented to by the applicable Managing Agent on behalf of the Lenders in such Lender Group.

“Accordion Confirmation” shall have the meaning assigned to it in Section 2.02(c)(viii) of the Funding Agreement.

“Accordion Facility Limit” means the aggregate of the amount of any increase to the Facility Limit pursuant to Section 2.02(c) of the Funding Agreement consented to by the Managing Agents of the Increasing Lender Groups less any reductions thereof pursuant to Section 2.02(a) of the Funding Agreement; provided, that the Accordion Facility Limit shall in no event exceed $150,000,000 without the prior written consent of all Managing Agents.

“Accordion Pro Rata Share” means, for each Lender Group, such Lender Group’s Accordion Commitment divided by the aggregate Accordion Commitments of all Lender Groups.

“Account” shall mean any of the Concentration Accounts, the Collection Accounts or the Borrower Account.

“Account Agreement” shall mean any of the Borrower Account Agreement, the Concentration Account Agreements or the Collection Account Agreements.

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred with by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

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“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.

“Administrative Agent” shall have the meaning set forth in the preamble of the Funding Agreement.

“Administrative Services Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 10, 1997, between the Borrower and the Parent.

“Administrators” shall mean the Liberty Street Administrator, the Gotham Administrator, the MAFC Administrator, the Reliant Administrator, the Atlantic Administrator and any other Person that becomes a party to the Funding Agreement as an “Administrator”.

“Advance” shall have the meaning assigned to it in Section 2.01(a) of the Funding Agreement.

“Advance Date” shall mean each day on which any Advance is made.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, each Managing Agent, each Administrator, each Program Support Provider, each Affiliate of the foregoing Persons, and any participant with the rights of a Lender under Section 12.02(c) of the Funding Agreement and their respective successors, transferees and permitted assigns.

“Affiliate” shall mean, with respect to (a) Borrower, the Parent or any of its Subsidiaries, or any Obligor, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, or (b) with respect to each Person, including those Persons to which clause (a) is applicable, (i) each Person that controls, is controlled by or is under common control with such Person, or (ii) each of such Person’s officers, directors, joint venturers and partners; provided, however, that with respect to Borrower, the Parent, or any of its Subsidiaries, any portfolio company of Apollo that is a Subsidiary or Affiliate of Apollo shall not be deemed to be an Affiliate of Borrower, the Parent, or any of its Subsidiaries if such portfolio company is not a direct or indirect parent of Borrower, the Parent or any of its Subsidiaries.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

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“Agent Account” shall mean account number XXXX-XXXXXXX, Reference: SIT Funding Corp., Intermediate Bank Name: Bank of America, New York, NY USA, ABA #: XXXXXXXXX, Beneficiary Bank: TD, Swift Code: TDOMCATTTOR, established in the name of Reliant Trust.

“Agent Bank” means TD.

“Agent-Related Persons” means, with respect to any Managing Agent or the Administrative Agent, such Person together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Commitment” means, at any time, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be One Billion and Five Hundred Million Dollars ($1,500,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Agreed-Upon Procedures” means (a) with respect to the audit performed on or prior to the Effective Date, the procedures agreed to between the Administrative Agent and the Servicer as of the Effective Date, and (b) with respect to any audit performed on or after the Closing Date, the procedures agreed to from time to time between the Administrative Agent and the Servicer, with the consent of the Requisite Lenders.

“Alternate Rate” means, for any Interest Period for any Portion of Advances, an interest rate per annum equal to (I) solely with respect to any Lender in a LMIR Lender Group, the LMIR Rate in effect on each day during such Interest Period, or (II) with respect to any Lender in any other Lender Group, the LIBOR Rate for such Interest Period; provided that in the case of (a) any Interest Period which commences on a date prior to the Administrative Agent receiving at least three (3) Business Days’ notice thereof, or (b) any Interest Period relating to a Portion of Advances which is less than $1,000,000, the “Alternate Rate” applicable to Advances made by Lender Groups, other than any LMIR Lender Groups, for each day in such Interest Period shall be an interest rate per annum equal to the Base Rate in effect on such day.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Servicer, and each Originator or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Terrorism Laws” shall mean any applicable law relating to money laundering or terrorism, including Executive Order 13224, the regulations promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Bank Secrecy Act, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

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“Apollo” shall mean Apollo Global Management, LLC or any investment funds managed by Affiliates of Apollo Global Management, Inc.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 to the Funding Agreement.

“Atlantic Administrator” shall mean Crédit Agricole Corporate and Investment Bank or an Affiliate thereof, as administrator for the Crédit Agricole Discretionary Lender.

“Attributable Debt” means, with respect to any Person on any date, (a) in respect of any Capital Lease Obligations, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Program, the outstanding principal amount of such financing determined in accordance with GAAP and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“AUP Provider” means Protiviti, Inc. or a firm of nationally recognized independent public accountants to be mutually agreed upon between the Administrative Agent and the Servicer, with the consent of the Requisite Lenders.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.

“Available Amounts” shall have the meaning assigned to it in Section 12.15 of the Funding Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to the Funding Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d) of the Funding Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“BANA Committed Lender” shall mean Bank of America, N.A. and each other Lender party hereto from time to time as a “BANA Committed Lender”.

“BANA Lender Group” shall mean Bank of America, N.A., as Managing Agent, and the BANA Committed Lenders.

“Bank” shall mean any of the Concentration Account Banks, the Collection Account Banks or the Borrower Account Bank.

“Bank of America” shall mean Bank of America, N.A.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day, plus 0.50%, (b) the then-current U.S. prime rate as published in the Wall Street Journal and (c) the overnight LIBOR Rate quoted on such day plus 1.00%.  If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(a) of the Funding Agreement.

“Benchmark Replacement” means, for any Available Tenor:

(a)with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

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(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

(b)with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and approved by Borrower; and provided further that any Benchmark Replacement shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefore an exchange) of any loans for purposes of Treasury Regulations Section 1.1001-3.  If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), clause (b) or clause (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Related Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrower:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of

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the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

(3)for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

(4)for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.11 of the Funding Agreement will not be a term rate, the

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Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period; and provided further that any Benchmark Replacement Adjustment shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefore an exchange) of any loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides, after consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides, after consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Related Documents); provided that any Benchmark Replacement Conforming Changes shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefore an exchange) of any loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

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(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.11(a)(ii) of the Funding Agreement; or

(4)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Requisite Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“BK Obligor” means an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms.

“BNS Committed Lender” shall mean The Bank of Nova Scotia and each other Lender party hereto from time to time as a “BNS Committed Lender”.

“BNS Discretionary Lender” shall mean Liberty Street Funding LLC and each Conduit Assignee thereof.

“BNS Lender Group” shall mean the Liberty Street Administrator, The Bank of Nova Scotia, as Managing Agent, the BNS Committed Lenders and the BNS Discretionary Lenders.

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“Borrower” shall have the meaning assigned to it in the preamble to the Funding Agreement.

“Borrower Account” shall mean the “Borrower Account” set forth on Schedule 4.01(q) to the Funding Agreement, maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.

“Borrower Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for the Administrative Agent and (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment, and is otherwise in form and substance acceptable to the Administrative Agent.

“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be Bank of America.

“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.

“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.

“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.

“Borrower Collection Account” shall mean any “Collection Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement and maintained by the Borrower at a Collection Account Bank, which account shall be subject to a Collection Account Agreement.

“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs, Indemnified Amounts, and including the Erroneous Payment Subrogation Rights and the “Borrower Obligations” under, and as defined in, the Existing Receivables Funding Agreement.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing,

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whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Secured Party or any assignee of any Secured Party as a preference, fraudulent transfer or otherwise.

“Borrowing” shall mean the Advances of the Lenders.

“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:

(a)	the Facility Limit,

and

(b)	an amount equal to the positive difference, if any, of:
(i)	the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance,

minus

(ii)

the sum of (W) the Interest Reserve, (X) the Servicing Fee Reserve, (Y) the Tax Reserves and (Z) such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.

“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any remittances to be made by any Bank to or from any Account, in the jurisdiction in which such Account maintained by such Bank is located.

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“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.

“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” means:

(a)an event or series of events by which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of voting Equity Interests of the Parent representing fifty percent (50%) or more of the combined voting power of all voting Equity Interests of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)any Originator (other than the Parent) shall cease to be, directly or indirectly, a wholly-owned Subsidiaries of the Parent; or

(c)Parent ceases to own, directly, 100% of the Equity Interests of the Borrower free and clear of all Adverse Claims.

“Charge-Off” shall mean the extent to which any Transferred Receivable is subject to any Dilution Factor described in clause (a) of the definition thereof.

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.

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“Class A Obligor”, “Class B Obligor”, “Class C Obligor” and “Class D Obligor”, respectively, shall mean, as of any date of determination, an Obligor having a short-term rating or unsecured long-term debt rating or both a short-term rating and an unsecured long-term rating from either of Moody’s or S&P in accordance with the definition of “Class of Obligor” as determined in the following manner:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class A Obligor	A-1/P-1	A/A2 or higher
Class B Obligor	A-2/P-2	A- or BBB+/A3 or Baa1 (but lower than A/A2)
Class C Obligor	A-3/P-3	BBB or BBB-/Baa2 or Baa3 (but lower than BBB+/Baa1)
Class D Obligor	Lower than A-3/P-3 or Not Rated	Lower than BBB-/Baa3 or Not Rated

“Class of Obligor” for any Obligor shall be determined by the Administrative Agent as follows: (i) the short term rating issued by S&P for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by S&P for the Obligor shall be used, (ii) concomitantly with clause (i), the short-term rating issued by Moody’s for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by Moody’s for the Obligor shall be used, and (iii) only if there is a difference between the “Class of Obligor” indicated in clauses (i) and (ii), determined concomitantly, then the Obligor shall be deemed a member of the lower of the determined “Class of Obligor”.

“Closing Date” shall mean December 22, 2021.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean each of the Borrower Collection Accounts and the Originator Collection Accounts.

“Collection Account Agreement” shall mean any agreement among the Borrower or an Originator, as applicable, the Administrative Agent and the applicable Collection Account Bank with respect to the relevant Collection Account that provides, among other things, that (a) all items of payment deposited in such Collection Account are held by the applicable Collection Account Bank as custodian for the Administrative Agent and (b) the applicable Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.

“Collection Account Bank” shall mean any bank or other financial institution at which a Collection Account or any related Lockboxes are maintained.

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“Collections” shall mean, with respect to any Transferred Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect to such Transferred Receivable which has been written off as uncollectible).

“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Lender (or its related commercial paper issuer if such Conduit Lender does not itself issue commercial paper) in the commercial paper market.

“Commitment” shall mean as to any Committed Lender, the aggregate commitment of such Committed Lender to make Advances as set forth in Schedule 1.01 to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement and shall include any Accordion Commitment then in effect.

“Committed Lenders” shall mean, (a) for the BNS Lender Group, the BNS Committed Lenders, (b) for the MUFG Lender Group, the MUFG Committed Lenders, (c) for the SMBC Lender Group, the SMBC Committed Lenders, (d) for the BANA Lender Group, the BANA Committed Lenders, (e) for the Wells Lender Group, the Wells Committed Lenders, (f) for the TD Lender Group, the TD Committed Lenders, (g) for the Mizuho Lender Group, the Mizuho Committed Lenders, (h) for the Crédit Agricole Lender Group, the Crédit Agricole Committed Lender, (i) for the PNC Lender Group, the PNC Committed Lender and (j) any other Person that shall become a party to the Funding Agreement in the capacity as a “Committed Lender”, and, in each case, their respective successors and permitted assigns.

“Concentration Account” shall mean any “Concentration Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement (as such schedule may be updated from time to time to add a new “Concentration Account” with the consent of the Borrower and the Administrative Agent) and maintained by the Borrower at a Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.

“Concentration Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent and the applicable Concentration Account Bank with respect to the relevant Concentration Account that provides, among other things, that (a) all items of payment deposited in such Concentration Account are held by the applicable Concentration Account Bank as custodian for the Administrative Agent and (b) the applicable Concentration Account Bank has no rights of setoff or recoupment or any other claim against such Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.

“Concentration Account Bank” shall mean the bank or other financial institution at which a Concentration Account or any related Lockboxes are maintained.

“Concentration Percentage” shall mean, as of any date of determination, for the Obligors compromising each Class of Obligor in the table below, on an individual basis, a

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percentage not to exceed the corresponding “Individual Obligor Percentage”, subject to adjustment for any Special Obligors as approved by the Administrative Agent with the consent of the Requisite Lenders.

Class of Obligor	Individual Obligor Percentage

Class A	20.00%
Class B	15.00%
Class C	10.00%
Class D	5.00%

“Conduit Assignee” means, with respect to any Conduit Lender, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by the same Administrator as such Conduit Lender (or an Affiliate of such Administrator consented to by the Borrower) and designated by such Administrator from time to time to accept an assignment from such Conduit Lender of all or a portion of its interest under the Funding Agreement.

“Conduit Investment Termination Date” shall mean, with respect to any Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease to fund Advances hereunder.

“Conduit Lender” shall mean Liberty Street Funding LLC, Manhattan Asset Funding Company LLC, Gotham Funding Corporation, Atlantic Asset Securitization LLC and any other Person that shall become a party to the Funding Agreement in the capacity as a “Conduit Lender” and any Conduit Assignee of any of the foregoing.

“Conduit Trustee” means, with respect to any Conduit Lender, a security trustee or collateral agent for the benefit of the holders of the Commercial Paper of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“CP Rate” shall mean, for any Interest Period for any Portion of Advances funded by a particular Conduit Lender, the per annum rate equivalent to the weighted average cost (as determined by the related Administrator and including incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any

744861979 10435078

Program Support Agreement) and any other costs associated with the issuance of Commercial Paper, including dealer fees and placement agent commissions) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Lender or its Administrator to fund or maintain such Portion of Advances (and which may be also allocated in part to the funding of other assets of such Conduit Lender); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Advances for such Interest Period, such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of April 16, 2021, among Parent, the subsidiaries of Parent identified therein from time to time, Citibank, N.A., as agent, and the financial institutions from time to time party thereto as lenders and as in effect on the 2021 Effective Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the 2021 Effective Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by the Requisite Lenders or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the existing Credit Agreement and (ii) if the obligations of Parent or the subsidiaries of Parent under such Credit Agreement are secured by Liens on their property, with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders is in full force and effect.

“Crédit Agricole Committed Lender” shall mean Crédit Agricole Corporate and Investment Bank, and each other Lender party hereto from time to time as a “Crédit Agricole Committed Lender”.

“Crédit Agricole Discretionary Lender” shall mean Atlantic Asset Securitization LLC, and each other Lender party hereto from time to time as a “Crédit Agricole Discretionary Lender”.

“Crédit Agricole Lender Group” shall mean the Atlantic Administrator, Crédit Agricole Corporate and Investment Bank, as Managing Agent, the Crédit Agricole Discretionary Lenders and the Crédit Agricole Committed Lenders.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

“Credit Card Sales” means any payment obligation resulting from purchases by an Obligor of merchandise, goods or services from any Originator using a website maintained by or on behalf of such Originator using a credit or debit card and settling within five Business Days of purchase.

“Credit Parties” means the Transaction Parties and the Borrower.

“CRR Part Five RTS” means the regulatory technical standards set out in Chapters I, II and III and Article 22 of Commission Delegated Regulation (EU) No. 625/2014 .

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“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)	all purchase money indebtedness;
(c)	the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)

all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business, and (ii) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)	the Attributable Debt of Capital Lease Obligations, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Programs;
(f)	the Hedge Termination Value of any Hedge Agreements;
(g)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)

all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Facility Termination Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)	without duplication, all Guarantees in respect of any of the foregoing;

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(j)

all Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Debt is expressly made non-recourse to such Person (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities);

(k)

all “Advances” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt); and

(l)	the Borrower Obligations.

For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the following shall not constitute Debt: (i) trade payables created in the ordinary course of business in connection with the acquisition of inventory and (ii) overdraft lines.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including the Bankruptcy Code and all amendments thereto, as are in effect from time to time.

“Default Rate” means, for any period, the applicable Base Rate for such period, plus 2.00% per annum.

“Default Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:

(a)the sum of (without duplication) (i) the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) which became Defaulted Receivables during the Settlement Period immediately preceding such date and (ii) with respect to any Obligor that, during the Settlement Period immediately preceding such date, became (A) a debtor in a voluntary or involuntary bankruptcy proceeding, or (B) the subject of a comparable receivership or insolvency proceeding, the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) owing by such Obligor that were owing by such Obligor before such Obligor became (x) a debtor in a voluntary or involuntary bankruptcy proceeding, or (y) the subject of a comparable receivership or insolvency, to

(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the Settlement Period which ended four (4) months prior to the last day of the Settlement Period immediately preceding such date.

“Default Trigger Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:

744861979 10435078

(a)the aggregate Billed Amount of all Defaulted Receivables (other than Specified Excluded Receivables) as of the last day of the three Settlement Periods immediately preceding such date,

to

(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the fifth, sixth and seventh Settlement Periods immediately preceding such date.

“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of any Advance required to be made by it or (ii) pay over to any Affected Party any other amount required to be paid by it under any Related Document, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Affected Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under the Funding Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding any Advance under the Funding Agreement cannot be satisfied; provided that if the condition precedent serving as the basis for such determination has been effectively waived in accordance with the applicable Related Documents, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by an Affected Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under the Funding Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Affected Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of any proceeding of the type referred to in Sections 8.01(d) or 8.01(e) of the Funding Agreement or (e) has become the subject of a Bail-In Action.

“Delinquency Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:

(a)the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) with respect to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment,

744861979 10435078

to

(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the most recently ended Settlement Period.

“Delinquency Trigger Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:

(a)the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the three (3) most recently ended Settlement Periods with respect to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment, to

(b)the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the three (3) most recently ended Settlement Periods.

“Delinquent Receivable” shall mean any Transferred Receivable with respect to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof); provided that the Dilution Factors shall not be deemed to include any write-offs of Defaulted Receivables.

“Dilution Horizon Factor” shall mean, as of any date of determination, (x) the Billed Amount of Transferred Receivables originated during the two most recent Settlement Periods preceding such date divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date.

“Dilution Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:

744861979 10435078

(a)the aggregate Dilution Factors for all Transferred Receivables (other than Specified Excluded Receivables) during the Settlement Period immediately preceding such date,

to

(b)the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) originated during the second Settlement Period immediately preceding such date.

“Dilution Reserve Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

DRR=[(2.25 x ADR) + (HDR- ADR) x (HDR÷ADR)] x DHF

where

DRR =	the Dilution Reserve Ratio;
ADR =

the aggregate Dilution Factors for the twelve most recent calendar Settlement Periods divided by the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) for such twelve most recent calendar Settlement Periods;

HDR=	the highest Dilution Trigger Ratio occurring during the twelve most recent Settlement Periods preceding such date; and
DHF=	the Dilution Horizon Factor.

“Dilution Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)the aggregate Dilution Factors for all Transferred Receivables (other than Specified Excluded Receivables) for the three Settlement Periods immediately preceding such date,

to

(b)the aggregate Billed Amount for all Transferred Receivables (other than Specified Excluded Receivables) originated during the second, third and fourth Settlement Periods immediately preceding such date.

“Discretionary Lenders” shall mean the BNS Discretionary Lenders, the SMBC Discretionary Lenders, the MUFG Discretionary Lenders, the TD Discretionary Lenders, the  Crédit Agricole Discretionary Lender and each other Person that shall become a party to the Funding Agreement in the capacity as a “Discretionary Lender”, and, in each case, their respective successors and permitted assigns.

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“Dollars” or “$” shall mean lawful currency of the United States of America.

“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to 100% minus the greater of (i) the Minimum Reserve Ratio and (ii) the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio as of such date.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term-based SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Foreign Obligor” shall mean a Foreign Obligor whose jurisdiction of organization (i) is an OECD Country and (ii) has a sovereign debt rating of no less than A-1 by S&P and P-1 by Moody’s.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

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(a)(i) that is due and payable within 120 days after its Billing Date and (ii) that is not a Delinquent Receivable or a Defaulted Receivable;

(b)that is not a liability of (i) an Excluded Obligor, (ii) an Obligor with respect to any Receivable designated as an “Excluded Receivable” in the Fee Letter from time to time, (iii) an Obligor designated in any Specified Filing Document as being the subject of the transactions contemplated thereby with respect to an Originator or (iv) an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Delinquent Receivables;

(c)that was originated by an Originator with respect to which no event has occurred which materially and adversely impairs (i) the ability of such Originator to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit quality of the Receivables as of the 2016 Effective Date (other than Excluded Receivables), or (ii) the financial condition or operations of such Originator;

(d)that (i) is denominated and payable in Dollars in the United States of America by the Obligor thereof directly to (x) if a Ratings Period is continuing, a Borrower Account that is subject to a Borrower Account Agreement and (y) otherwise, a Collection Account (including, for the avoidance of doubt, any Originator Collection Account) that is subject to a Collection Account Agreement and (ii) is not represented by a note or other negotiable instrument or by chattel paper;

(e)that is not subject to any right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f)with respect to which the Obligor thereunder is not a BK Obligor;

(g)that is not an Unapproved Receivable;

(h)that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(i)as to which the representations and warranties set forth in Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

(j)that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator which gives rise to a

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right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable); provided that claims which arise in the ordinary course of business and are properly reflected in contra accounts on the books and records of the Originators, the Borrower and the Servicer shall not cause an otherwise Eligible Receivable to become ineligible under this clause (j) but shall instead cause a reduction in the Outstanding Balance of such Eligible Receivables for all computational purposes under the Related Documents;

(k)that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(l)that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms (and which, for the avoidance of doubt, is not in any way a limited obligation of the related Obligor (e.g., limited to collections received by such Obligor from its own accounts receivable));

(m)that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

(n)that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that, in each case, could reasonably be expected to have a material adverse effect on the collectability, value or payment terms of such Receivable;

(o)with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(p)(i) that is an “account” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent

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and the Borrower are located, (ii) that is not payable in installments and (iii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

(q)that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made pursuant to Article VI of the Funding Agreement;

(r)with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation or assignment of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect (provided that a Receivable shall be an Eligible Receivable under this clause (r) if the only required approval which has not been obtained is the approval by the U.S. government of the assignment of the related Receivable in the case of Receivables the Obligor of which is the U.S. government);

(s)(i) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business and (ii) for which an invoice with respect thereto has been delivered to the related Obligor;

(t)that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(u)that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(v)as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Secured Parties);

(w)to the extent such Transferred Receivable represents sales tax or a vendor pass-through payment, such portion of such Receivable shall not be an Eligible Receivable;

(x)that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

(y)with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(z)with respect to which, if such Receivable is a Financing Receivable, either (i) the Obligor under such Financing Receivable has entered into an intercreditor agreement with the Administrative Agent, the Parent and Borrower, in form and substance satisfactory to the Administrative Agent or (ii) the Obligor thereunder is obligated to pay such Receivable in full

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without any setoff, counterclaim or other deduction against (or otherwise with respect to) the applicable purchaser of the related goods or services (or such purchaser’s performance under the financing arrangement between such Obligor and such purchaser), such Obligor does not have an “inbound” flooring arrangement with the Parent pursuant to which such Obligor at any time obtained a lien on the related goods and the Administrative Agent has specifically approved in writing the form of the financing arrangement under which such Receivable was generated;

(aa)that is not a Receivable of an Obligor with respect to which the Parent (or any Affiliate thereof) performs servicing duties as agent for such Obligor with respect to such Obligor’s own accounts receivable, if any portion of the Outstanding Balance of such Receivable causes the aggregate Outstanding Balance of all such Receivables in the Borrower Collateral to exceed 5% of the Net Receivables Balance;

(bb)that do not arise under partially performed or unperformed Contracts for services or the delivery of goods or merchandise;

(cc)that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment may from time to time specify to the Borrower or the applicable Originator thereof upon not less than ten Business Days prior written notice; and

(dd)that if the Obligor thereof is a Foreign Obligor, such Obligor is an Eligible Foreign Obligor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (and Sections 414(m) or (o) of the IRC for purpose of provisions relating to Section 412 of the IRC).

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate of such Credit Party, the occurrence of one or more of the following events: (a) any Reportable Event with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Credit Party or any ERISA Affiliate of such Credit Party from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section

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4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate of such Credit Party from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or any ERISA Affiliate of such Credit Party to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a Multiemployer Plan under Section 4245 of ERISA; or (i) the receipt of notice from the IRS of the failure of a Qualified Plan to be tax qualified or tax exempt.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”).  The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other EU directives and regulations, as amended and in effect from time to time.

“EU Securitisation Regulation Rules” means the EU Securitisation Regulation, together with any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitisation Regulation, and, in each case, any relevant guidance published in relation thereto by the European Banking Authority, the European Securities and Markets Authority or the European Insurance and Occupational Pensions Authority (or, in either case, any predecessor or any other applicable regulatory authority) or by the European Commission, in each case as may be further amended from time to time .

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“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower (other than a Permitted Affiliate Obligor), or (b) that is designated as an Excluded Obligor by the Administrative Agent in its reasonable discretion upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower, the Lenders, the Servicer and the Parent.

“Excluded Receivable” shall mean (i) any Receivable owing by the Obligor of an Originator (the “Reseller”) arising directly as a result of a separate, but corresponding, Receivable originated by such Reseller and where the Obligor of such Reseller (the “End User”) with respect to such corresponding Receivable (x) has been instructed to make payment of all amounts owing in respect of such Receivable owed by the End User to the Reseller, directly to the Originator or the Borrower (which may be in the name of the Reseller) and (y) is not relieved of its obligation with respect to such Receivable unless and until payment of all amounts owing to the Reseller with respect thereto is made directly to the Originator or the Borrower in accordance with the terms of the sales contract or purchase order and other documents between the Originator and the Reseller, (ii) any Receivable owing by an Affiliate of any Originator, the Parent or the Borrower (other than a Permitted Affiliate Obligor), (iii) any Receivable designated as an “Excluded Receivable” in the Fee Letter from time to time, or (iv) solely with respect to the Parent and Hyve, Credit Card Sales, to the extent characterized as Receivables (by the Parent or Hyve and not by any other Originator).

“Existing Receivables Funding Agreement” shall have the meaning assigned to it in the preamble of the Funding Agreement.

“Existing Transfer Agreement” shall have the meaning assigned to it in the preamble of the Sale Agreement.

“Facility Fee” shall have the meaning assigned to it in the Fee Letter.

“Facility Limit” means at any time, One Billion and Five Hundred Million Dollars ($1,500,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement and shall include any Accordion Facility Limit then in effect.

“Facility Limit Increase Date” shall have the meaning assigned to it in Section 2.02(c)(i) of the Funding Agreement.

“Facility Limit Increase Request” shall have the meaning assigned to it in Section 2.02(c)(i) of the Funding Agreement.

“Facility Limit Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a Facility Termination Notice.

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“Facility Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Managing Agent on such day on such transactions as determined by it.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain sixth amended and restated fee letter, dated as of the Closing Date, between the Parent, the Borrower, the Administrative Agent, the Managing Agents, the Lenders and the other parties thereto.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including the Facility Fee and the Program Fee.

“Final Advance Date” shall mean December 20, 2024, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.

“Financing Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services which are neither purchased nor deemed purchased by such Obligor but which were financed by such Obligor pursuant to a floorplan financing arrangement.

“Fitch” means Fitch, Inc.

“Floor” means the benchmark rate floor, if any, provided in the Funding Agreement initially (as of the execution of the Funding Agreement, the modification, amendment or renewal of the Funding Agreement or otherwise) with respect to USD LIBOR.

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“Foreign Obligor” shall mean an Obligor who is organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions).

“Fourth Omnibus Amendment Effective Date” shall mean November 6, 2014.

“Funding Agreement” shall mean that certain Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of the Closing Date, by and among the Borrower, the Parent, the Lenders, the Managing Agents, the Administrators and the Administrative Agent.

“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Funding Rate Index” means, with respect to any Interest Period, the product of (i) a fraction, expressed as a percentage, (a) the numerator of which is the aggregate accrued Yield for such Interest Period and (b) the denominator of which is the average Outstanding Principal Amount for such Interest Period, times (ii) 12.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.

“Gotham Administrator” shall mean MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., or an Affiliate thereof, as administrator for the MUFG Discretionary Lender.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person,

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(a)

any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation,

(ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation,

(iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or

(iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or

(b)

any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Hyve” means Hyve Solutions Corporation, a corporation organized under the laws of California.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

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“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Increased Capital Rate of Return Reduction Event” shall have the meaning assigned to it in Section 2.09(a) of the Funding Agreement.

“Increasing Lender Group” shall have the meaning assigned to it in Section 2.02(c)(iii) of the Funding Agreement.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(g) of the Funding Agreement.

“Individual Obligor Percentage” shall have the meaning assigned to it in the definition of “Concentration Percentage”.

“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Interest Period” means (a) with respect to any Portion of Advances funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; and (b) with respect to any Portion of Advances not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; provided that:

(a)

any Interest Period with respect to any Portion of Advances (other than any Portion of Advances accruing Yield at the CP Rate) that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that if Yield in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

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(b)

in the case of any Interest Period for any portion of Advance that commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on such Facility Termination Date and the duration of each Interest Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by such Managing Agent; and

(c)

any Interest Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the applicable Managing Agent any time, in which case the Portion of Advances allocated to such terminated Interest Period shall be allocated to a new Interest Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Interest Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Base Rate, (iii) the Outstanding Principal Amount and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“KYC Package” means the documentation and other information requested by the Administrative Agent or any Affected Party in any KYC Request.

“KYC Request” means any reasonable request of the Administrative Agent or any Affected Party for documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act.

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“Lender” shall have the meaning assigned to it in the preamble of the Funding Agreement.

“Lender Group” shall mean each of the following groups:

(a)	the BNS Lender Group;
(b)	the MUFG Lender Group;
(c)	the SMBC Lender Group;
(d)	the BANA Lender Group;
(e)	the Wells Lender Group;
(f)	the TD Lender Group;
(g)	the Crédit Agricole Lender Group;
(h)	the PNC Lender Group;
(i)	the Mizuho Lender Group; and
(j)

for each additional Lender Group party to the Funding Agreement after the Closing Date, the applicable Conduit Lender (if any) and its Administrator, the applicable Managing Agent and the related Committed Lenders from time to time party hereto.

“Liberty Street Administrator” shall mean The Bank of Nova Scotia or an Affiliate thereof, as administrator for the BNS Discretionary Lender.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” means, for any Interest Period, a rate per annum determined by the applicable Managing Agent pursuant to the following formula:

Where,

“LIBOR Base Rate” means, for such Interest Period, the greater of (x) 0.00% and (y) the rate determined as follows:

(i)the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or other Person which takes over

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the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of such Interest Period, or

(ii)in the event the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate on such other page or other service that displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or other Person which takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of such Interest Period, or

(iii)in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the applicable Managing Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Portion of Advances to be funded by reference to the LIBOR Rate and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of such Interest Period.

“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate or the LMIR Rate, as applicable.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“LMIR Lender Group” means each of the BANA Lender Group, the TD Lender Group, the Wells Lender Group, the PNC Lender Group, the MUFG Lender Group, the BNS Lender Group, the SMBC Lender Group, the Mizuho Lender Group,  the Crédit Agricole Lender Group and each other Lender Group, if any, that from time to time has notified the Administrative Agent and the Servicer that such Lender Group has elected to become a “LMIR Lender Group”.

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“LMIR Rate” means for any day during any Interest Period, the greater of (x) 0.00% and (y) the rate determined as follows: the one month Eurodollar rate for Dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a LIBOR Business Day, then the immediately preceding LIBOR Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lockbox” shall mean one or more lockboxes or post office boxes into which Collections are deposited by check or money order, each as set forth on Schedule 4.01(q) to the Funding Agreement, and references to any Lockbox shall be understood to be references to any lockboxes associated with the relevant Collection Account or Concentration Account, as applicable, and governed by the relevant Collection Account Agreement or Concentration Account Agreement, as applicable.

“Loss Reserve Floor Percentage” means the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Class D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Class C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Class B Obligors and (d) the largest Obligor Percentage of the Class A Obligors; provided, however, that (i) if there is not a Class A Obligor in the Top Ten Obligors, clause (d) above shall be calculated based on the smallest Obligor Percentage of the Top Ten Obligors, (ii) if there are not two Class B Obligors in the Top Ten Obligors, clause (c) above shall be calculated based on the largest Obligor Percentage of the Class B Obligor that is in the Top Ten Obligors, if applicable, and the smallest or two smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors, (iii) if there are not three Class C Obligors in the Top Ten Obligors, clause (b) above shall be calculated based on the largest or two largest, as applicable, Obligor Percentage(s) of the Class C Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors and (iv) if there are not five Class D Obligors in the Top Ten Obligors, clause (a) above shall be calculated based on the largest, two largest, three largest or four largest, as applicable, Obligor Percentage(s) of the Class D Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three or four or five smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors.

“Loss Reserve Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

where

LRR =	the Loss Reserve Ratio;
LHF =

a Loss Horizon Factor equal to (x) (i) if a Ratings Event has occurred and is continuing, the aggregate Billed Amount of Transferred Receivables originated during the three (3) most recent Settlement Periods preceding such date and (ii)

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otherwise, the sum of (A) the aggregate Billed Amount of Transferred Receivables originated during the most recent Settlement Period preceding such date, plus (B) an amount equal to 50.0% of the aggregate Billed Amount of Transferred Receivables originated during the second most recently ended Settlement Period preceding such date, plus (C) an amount equal to 30.0% of the aggregate Billed Amount of Transferred Receivables originated during the third most recently ended Settlement Period preceding such date, divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date; and

ARR =

as of any date of determination, the highest quotient occurring during the twelve most recent Settlement Periods of (i) the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) which became Defaulted Receivables during the three most recent calendar Settlement Periods immediately preceding such date divided by (ii) the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the fifth through seventh calendar Settlement Periods immediately preceding such date.

“MAFC Administrator” shall mean SMBC Nikko Securities America, Inc. or an Affiliate thereof, as administrator for the SMBC Discretionary Lender.

“Managing Agent” means, with respect to any Lender Group, the Person acting as Managing Agent for such Lender Group and designated as such on the signature pages hereto or in any Assignment Agreement under the Funding Agreement, and each of its successors and assigns.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, or financial or other condition of (i) the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent or the Servicer to perform any of their respective obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Managing Agents, the Lenders or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectability thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Minimum Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

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MRR = [the greater of 4.0% and (ADR x DHF)] + CF

where

MRR =	the Minimum Reserve Ratio;
ADR =	the average of the Dilution Ratios occurring during the twelve most recent calendar Settlement Periods preceding such date;
DHF =	the Dilution Horizon Factor; and
CF =	a concentration factor equal to the Loss Reserve Floor Percentage.

“Mizuho Committed Lender” shall mean Mizuho Bank, Ltd., and each other Lender party hereto from time to time as a “Mizuho Committed Lender”.

“Mizuho Lender Group” shall mean Mizuho Bank, Ltd., as Managing Agent, and the Mizuho Committed Lenders.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“MUFG Committed Lender” shall mean MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., and each other Lender party hereto from time to time as a “MUFG Committed Lender”.

“MUFG Discretionary Lender” shall mean Gotham Funding Corporation and each Conduit Assignee thereof.

“MUFG Lender Group” shall mean the Gotham Administrator, MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Managing Agent, the MUFG Committed Lenders and the MUFG Discretionary Lenders.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Credit Party or any ERISA Affiliate of such Credit Party is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” means, as of any date of determination, the amount equal to:

(a)	the Outstanding Balance of Eligible Receivables, minus
(b)	the sum of:

(i)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables of each Obligor as of such date exceeds the product

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of (A) the Concentration Percentage for such Obligor on such date multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus

(ii)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables of all Eligible Foreign Obligors as of such date exceeds the product of (A) 5.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus

(iii)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables, the Obligor of which is a Governmental Authority as of such date exceeds the product of (A) 5.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus

(iv)the aggregate amount by which the aggregate Outstanding Balance of Permitted Affiliate Receivables as of such date exceeds the product of (A) 4.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus

(v)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables which remain unpaid from 1 to 30 days after its original due date for payment as of such date exceeds the product of (A) 50.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus

(vi)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables which remain unpaid from 31 to 60 days after its original due date for payment as of such date exceeds the product of (A) 30.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Net Worth” means as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Transferred Receivables as of such date, over (b) the sum of (i) the Outstanding Principal Amount as of such date, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on such date of determination).

“Non-Accordion Facility Limit” means the Facility Limit without giving effect to any increases pursuant to Section 2.02(c) of the Funding Agreement, but giving effect to any increases pursuant to Section 2.02(e) of the Funding Agreement.

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“Non-Consenting Lender” means any Lender, that does not approve any proposed consent, waiver, amendment or other modification of any Related Document that (i) requires the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained or (ii) requires the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of all Lenders is not obtained.

“Non-Funding Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of clause (b)(i) of the definition of Net Receivables Balance with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Originator” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Originator Collection Account” shall mean any “Collection Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by any Originator and maintained by such Originator at a Collection Account Bank, which account shall be subject to a Collection Account Agreement.

“Originator Support Agreement” shall mean an agreement substantially in the form of Exhibit 2.03 to the Sale Agreement made by Parent in favor of the Borrower.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least

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five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise; provided that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.

“Parent” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.

“Participant Register” shall have the meaning assigned to it in Section 12.02(i) of the Funding Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Credit Party or any ERISA Affiliate of such Credit Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

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“Permitted Affiliate Obligor” shall mean the Obligor of a Permitted Affiliate Receivable. For the avoidance of doubt, there are no Permitted Affiliate Obligors as of the Closing Date.

“Permitted Affiliate Receivable” shall mean any Receivable (x) the Obligor of which is an Affiliate of any Originator (other than an Affiliate that is a Subsidiary of an Originator) which was originated in the ordinary course of the applicable Originator’s business on an arm’s length basis on terms comparable to those any other Receivable generated by the applicable Originator with respect to a third party Obligor and is payable in cash (and not an intercompany credit or offset of any nature) and (y) that has been approved in writing by each of the Managing Agents in their sole discretion. For the avoidance of doubt, there are no Permitted Affiliate Receivables as of the Closing Date.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent under the Funding Agreement and the Related Documents.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or any ERISA Affiliate of such Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party or any ERISA Affiliate of such Credit Party.

“PNC Committed Lender” shall mean PNC Bank, National Association and each other Lender party hereto from time to time as a “PNC Committed Lender”.

“PNC Lender Group” shall mean PNC Bank, National Association, as Managing Agent, and the PNC Committed Lenders.

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“Portion of Advances” shall have the meaning assigned to it in Section 2.06 of the Funding Agreement.

“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.

“Prior Closing Date” shall mean November 12, 2010.

“Program Fee” shall have the meaning assigned to it in the Fee Letter.

“Program Support Agreement” means and includes, with respect to any Conduit Lender, any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender), the issuance of one or more surety bonds for which the Conduit Lender (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Lender (or such related issuer) to any Program Support Provider of the Borrower Obligation outstanding to such Conduit Lender (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Lender (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Lender, any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Lender’s (or such related issuer’s) commercial paper program.

“Projections” shall mean the Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment (excluding any Accordion Commitment) of that Lender by (ii) the Aggregate Commitment (excluding any Accordion Commitment), as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided that if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of such Lender’s Advances (excluding any Accordion Advanced Amount), by (y) the aggregate Outstanding Principal Amount (excluding any Accordion Advanced Amount).

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rate Type” means the LIBOR Rate, the LMIR Rate, the Base Rate or the CP Rate.

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“Rating Agency” shall mean Moody’s or S&P.

“Ratings” means for any Conduit Lender or any other Lender which requires such a “Rating” in connection with the Funding Agreement, the ratings by the Rating Agencies of such Person of the indebtedness for borrowed money of such Person.

“Ratings Event” means, at any time of determination, two or more of the following events have occurred and are continuing: (i) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by S&P is rated below BB, or if no such Debt is then outstanding, Parent’s Long Term Corporate Rating by S&P is below BB (or Parent does not have a Long Term Corporate Family Rating by S&P), (ii) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by Fitch is rated below BB, or if no such Debt is then outstanding, Parent’s Long Term Corporate Rating by Fitch is below BB (or Parent does not have a Long Term Corporate Family Rating by Fitch) or (iii) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by Moody’s is rated below Ba2, or if no such Debt is then outstanding, Parent’ s Long Term Corporate Family Rating by Moody’s is below Ba2 (or Parent does not have a Long Term Corporate Family Rating by Moody’s).

“Ratings Period” means, each period (if any) (a) beginning on the date (if any) that is forty-five (45) days following the occurrence of a Ratings Event and (b) ending on the date (if any) following the commencement of such Ratings Period that no Ratings Event is continuing.

“Ratios” shall mean, collectively, the Default Ratio, the Default Trigger Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio, the Loss Reserve Ratio and the Receivables Collection Turnover.

“Receivable” shall mean, with respect to any Obligor:

(a)indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent and the Lenders in their sole discretion, to such Obligor (or in the case of a Financing Receivable, to a third party), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b)all Liens and property subject thereto from time to time, if any, securing or purporting to secure any such indebtedness of such Obligor, whether pursuant to the related Contract or otherwise, together with all financing statements and other filings authorized by such Obligor relating thereto;

(c)all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness, whether pursuant to the related Contract or otherwise;

(d)any Returned Goods and documentation of title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

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(e)all Collections with respect to any of the foregoing;

(f)all Records with respect to any of the foregoing; and

(g)all proceeds with respect to any of the foregoing.

“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Receivables Collection Turnover” shall mean, subject to Section 2(e), as of any date of determination, the amount (expressed in days) equal to:

(a)a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) on the first day of the Settlement Period immediately preceding such date and (ii) the denominator of which is equal to the aggregate Collections received during such Settlement Period with respect to all Transferred Receivables (other than Specified Excluded Receivables), multiplied by

(b)the number of days per period contained in such Settlement Period.

“Receivables Collection Turnover Trigger” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a)a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to the aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables (other than Specified Excluded Receivables), multiplied by

(b)the average number of days per period contained in such three (3) Settlement Periods.

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

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“Register” shall have the meaning assigned to it in Section 12.02(i) of the Funding Agreement.

“Regulatory Change” shall mean any change after the Prior Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof, including an Accounting Based Consolidation Event, that, in each case, is applicable to any Affected Party; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Committed Lenders” shall mean, with respect to any Discretionary Lender, the Committed Lenders in such Discretionary Lender’s Lender Group.

“Related Documents” shall mean each Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement, the Fee Letter and all other agreements, instruments, documents and certificates delivered in connection therewith and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby.  Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Release” shall have the meaning assigned to it in Section 2.08(c) of the Funding Agreement.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reliant Administrator” shall mean TD or an Affiliate thereof, as administrator for the TD Discretionary Lender.

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“Repayment Notice” shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Reporting Date” means the date each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to Annex 5.02(a) to the Funding Agreement.

“Required Capital Amount” means, at any time of determination, an amount equal to (a) the Loss Reserve Ratio times 1.25 times the Net Receivables Balance plus (b) the Outstanding Balance of all Transferred Receivables (other than Charge-Offs) on which any amount is unpaid more than 90 days past its Maturity Date plus (c) the sum of the amount by which the aggregate Outstanding Balance of Eligible Receivables for each of the three largest Obligors exceeds the product of (A) the Concentration Percentage for such Obligor at such time multiplied by (B) the Outstanding Balance of all Eligible Receivables at such time.

“Requisite Lenders” shall mean, collectively, three or more Committed Lenders having in the aggregate more than fifty-one percent (51%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, three or more Committed Lenders having in the aggregate more than fifty-one percent (51%) aggregate Outstanding Principal Amount; provided that if at any time there are two or fewer Committed Lenders party to the Funding Agreement, “Requisite Lenders” shall mean each such Committed Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or at the sole expense of the participant or the beneficiary of the participant.

“Returned Goods” shall mean, with respect to any Receivable, all right, title and interest of any Originator, the Borrower, the Administrative Agent or the Lenders, as applicable, in and to returned, repossessed or foreclosed goods and/or merchandise, the sale of which gave rise to such Receivable.

“Revolving Note” shall have the meaning assigned to it in Section 2.01(a)(ii) of the Funding Agreement.

“Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and

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interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale” shall mean, with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean that certain Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009, by and among each Originator, the Servicer and the Borrower, as the Buyer thereunder.

“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

(a)the Outstanding Balance of such Sold Receivable, minus

(b)a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivable until the Outstanding Balance of such Sold Receivable is paid in full, minus

(c)a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Transfer Date to become a Defaulted Receivable by reason of clause (b) of the definition thereof, minus

(d)a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus

(e)amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivable;

provided that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any countrywide or territory-wide Sanctions, including, on the Effective Date, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine.

“Sanctioned Person” shall mean, at any time (i) a Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (ii) any Person controlled by any such Person.

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“Sanctions” shall mean any international economic sanction or trade embargo administered or enforced by the United States government, including, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union (not to include those protecting against the effects of extraterritorial sanctions by other nations), Her Majesty’s Treasury or other relevant sanctions authority of OECD member countries.

“Second Omnibus Amendment Effective Date” shall mean November 27, 2013.

“Secured Parties” means the Lenders, the Administrative Agent, each Managing Agent, each Administrator and each of the Program Support Providers; provided that a Program Support Provider shall only be a Secured Party hereunder if such Program Support Provider is both a Lender hereunder and a regulated banking institution.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Securitisation Regulation Rules” means the EU Securitisation Regulation Rules and the UK Securitisation Regulation Rules.

“Securitisation Regulations” means the EU Securitisation Regulation and the UK Securitisation Regulation.

“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in Receivables, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, any rights to future lease payments or residuals or similar rights to payment to, or any securitization related property to a special purpose Subsidiary or Affiliate of such Person.

“Servicer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the aggregate Outstanding Balance of Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

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“Servicing Fee Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate, (ii) the aggregate Outstanding Balance of Transferred Receivables and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the twenty-second day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), and (ii) from and after the occurrence of a Termination Event, any other day designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Prior Closing Date through and including the last day of the calendar month in which the Prior Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“SMBC Committed Lender” shall mean Sumitomo Mitsui Banking Corporation and each other Lender party hereto from time to time as an “SMBC Committed Lender”.

“SMBC Discretionary Lender” shall mean Manhattan Asset Funding Company LLC and each Conduit Assignee thereof.

“SMBC Lender Group” shall mean the MAFC Administrator, SMBC Nikko Securities America, Inc., as Managing Agent, the SMBC Committed Lenders and the SMBC Discretionary Lenders.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

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“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” shall mean one or more Class A Obligors, Class B Obligors, Class C Obligors or Class D Obligors whose “Individual Obligor Percentage” of Eligible Receivables (as specified in the definition of “Concentration Percentage”) is adjusted as permitted under the Funding Agreement to a percentage greater than such “Individual Obligor Percentage” of Eligible Receivables, which adjustment has been approved in writing as a Special Obligor by notice substantially in the form of Annex Z to the Funding Agreement, following a request by the Parent to the Administrative Agent.  Any Lender may revoke Special Obligor status at any time.  The Special Obligors as of the Closing Date, and the “Individual Obligor Percentages” applicable to each, shall be as set forth in the Fee Letter until such status is revoked by any Lender.

“Specified Excluded Receivable” shall include (i) any Receivable the Obligor of which is an Excluded Obligor of the type described in clause (a) of the definition of “Excluded Obligor” and (ii) any Transferred Receivable which is not an “Eligible Receivable” because it is not due and payable within 120 days after its Billing Date (i.e., a “long term receivable”).

“Specified Filings” shall mean each of the UCC financing statements attached as an annex to the Fee Letter.

“Specified Filing Documents” shall mean each sale agreement, factoring agreement, assignment agreement, assignment and sale agreement, purchase agreement, accounts receivable purchase agreement or related document or agreement entered into in connection with any Specified Filing.

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

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“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Managing Agent and the Administrative Agent.

“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Tax Notice Amount” shall mean, as of any date of determination, an amount equal to the aggregate amount of all notices of deficiency (e.g., Form CP3219A) and other assessment by any Governmental Authority of Taxes (including but without limitation, if applicable, but without duplication, levies or liens for Taxes under Code Sections 6321, 6322, 6851, 6852, or 6861 (or other similar provision of the Code, state or local law) issued, assessed or imposed by any Governmental Authority (assuming all such notices, levies or liens are outstanding and not cured)) with respect to any Persons (including the Borrower) that are the parent or members of an affiliated, consolidated, combined or unitary group of which the Borrower (or any predecessor) is or was a member.

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“Tax Reserve” shall mean, as of any date of determination, an amount equal to (i) if the Tax Notice Amount at such time is less than $75,000,000, then zero and (ii) otherwise, the Tax Notice Amount at such time.

“TD” shall mean The Toronto-Dominion Bank.

“TD Committed Lender” shall mean The Toronto-Dominion Bank, and each other Lender party hereto from time to time as a “TD Committed Lender”.

“TD Discretionary Lender” shall mean Reliant Trust, and each other Lender party hereto from time to time as a “TD Discretionary Lender”.

“TD Lender Group” shall mean the Reliant Administrator, The Toronto-Dominion Bank, as Managing Agent, the TD Discretionary Lenders and the TD Committed Lenders.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Facility Limit has been irrevocably reduced to zero in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Credit Party or any ERISA Affiliate of such Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Top Ten Obligor” means, at any time of determination, the Obligors that have the ten largest Obligor Percentages at such time.

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“Transaction Parties” means the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.

“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Securitisation Regulation” means Regulation (EU) 2017/2402 as it forms part of United Kingdom domestic law as “retained EU law” by operation of the European Union (Withdrawal) Act 2018, as amended, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019, and as further amended and in effect from time to time.

“UK Securitisation Regulation Rules” means the UK Securitisation Regulation, together with (a) all applicable binding technical standards made under the UK Securitisation Regulation, (b) any EU regulatory technical standards or implementing technical standards relating to the EU Securitisation Regulation (including such regulatory technical standards or implementing technical standards which are applicable pursuant to any transitional provisions of the EU Securitisation Regulation) forming part of United Kingdom domestic law by operation of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”), (c) relevant guidance, policy statements or directions relating to the application of the UK Securitisation Regulation (or any binding technical standards) published by the Financial Conduct Authority and/or Prudential Regulation Authority (or their successors), (d) any guidelines relating to the application of the EU Securitisation Regulation which are applicable in the United Kingdom, (e) any other transitional, saving or other provision relevant to the UK Securitisation Regulation by virtue of the operation of the EUWA and (f) any other applicable laws, acts, statutory instruments, rules, guidance or

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policy statements published or enacted relating to the UK Securitisation Regulation, in each case as may be further amended from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unapproved Receivable” shall mean any receivable (i) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person, or (ii) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and the Lenders and then only for the period prior to any such approval.

“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.

“USA Patriot Act” means Title III of Pub. L. 107 56 (signed into law October 26, 2001).

“USD LIBOR” means the London interbank offered rate for U.S. dollars.”

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder

“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Wells Committed Lender” shall mean Wells Fargo Bank, National Association, and each other Lender party hereto from time to time as a “Wells Committed Lender”.

“Wells Lender Group” shall mean Wells Fargo Bank, National Association, as Managing Agent, and the Wells Committed Lenders.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which

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write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means:

(i)for any Portion of Advances during any Interest Period to the extent a Conduit Lender funds such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

(ii)for any Portion of Advances funded by a Committed Lender and for any Portion of Advances to the extent a Conduit Lender or a Discretionary Lender will not be funding such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer), where

AR	= the Alternate Rate for such Portion of Advances for such Interest Period,
CPR

=the CP Rate for such Conduit Lender for such Portion of Advances for such Interest Period (as determined by the applicable Administrator on or prior to the fifth (5th) Business Day of the calendar month next following such Interest Period),

D	=the actual number of days during the applicable Interest Period, and
I	=the weighted average of such Portion of Advances outstanding during such Interest Period;

provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided further that at all times after the declaration or automatic occurrence of any Termination Event, Yield for all Portion of Advances shall be payable at the Default Rate; provided further that notwithstanding the forgoing,

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all computations of Yield based on the Base Rate shall be based on a year of 365 or 366 days, as applicable.

SECTION 2.Other Terms and Rules of Construction.

(a)Accounting Terms.  Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b)Other Terms.  All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c)Rules of Construction.  Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document.  The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule.  Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination.  Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d)Rules of Construction for Determination of Ratios.  The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report.  For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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(e)Future Adjustments.  At any time the results of any annual audit report provided under Section 7.05(g) of the Funding Agreement indicate that one or more adjustments or revisions to the Related Documents would be appropriate in the reasonable judgment of the Administrative Agent (in consultation with the Lenders), the Borrower agrees to consult in good faith with the Administrative Agent regarding entering into an amendment to the Related Documents in accordance with Section 12.07 of the Funding Agreement or any other applicable amendment restrictions set forth the Related Documents to effectuate such adjustments or revisions.

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ANNEX Y

[Reserved]

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Annex Z to Funding Agreement

FORM OF SPECIAL OBLIGOR APPROVAL NOTICE

The Toronto-Dominion Bank,
as Administrative Agent
130 Adelaide Street West, 12th Floor

Toronto, ON, M5H 3P5

[Insert Date]

[Address]

SIT FUNDING CORPORATION

[Address]

Re:	Approval of Special Obligor

Ladies and Gentlemen:

Reference is made to the Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of December 22, 2021, as amended (the “Funding Agreement”), by and among SIT Funding Corporation, TD Synnex Corporation, the financial institutions party thereto as lenders (the “Lenders”) and The Toronto-Dominion Bank, as a lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

The Administrative Agent on behalf of the Requisite Lenders hereby notifies the Lenders of the approval of [name of party] as a Special Obligor (the “Special Obligor”) with an “Individual Obligor Percentage” equal to ___%.  It is understood and agreed that the Administrative Agent may, if requested in writing by any Lender, revoke such approval at any time upon two (2) Business Days’ prior written notice to SIT Funding Corporation.

Very truly yours,

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The Toronto-Dominion Bank, as Administrative Agent and as a Managing Agent

By:
      Name:
      Title:

Consented to and Acknowledged by:

[___________________________________],
as a Managing Agent

By:
Name:
Title:

[Consented to and Acknowledged by:

[___________________________________],
as a Managing Agent

By:
Name:
Title:]

744861979 10435078